As filed with the Securities and Exchange Commission on September 12, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0526032 (I.R.S. Employer Identification No.)

10111 Richmond Ave., Suite 340 Houston, TX 77042 (713)-963-9522 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Edward A. Guthrie
Executive Vice President
GulfMark Offshore, Inc.
10111 Richmond Ave., Suite 340
Houston, TX 77042
(713) 963-9522
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:

W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney, Suite 2200
Houston, Texas 77010-4035
(713) 951-5600

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant or Rule 462(e) under the Securities Act, check the following box.  ☑

If the Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(9)	Registered	Price per Unit	Offering Price	Fee
Primary Offering: Common Stock(1), Preferred Stock(2), Debt Securities(3), and Warrants to Purchase Common Stock(4)	(5)	(5)	$400,000,000.00 (6)	$15,720.00 (6)
Secondary Offering: Common Stock, $0.01 par value per share	1,187,952 shares	$44.92(7)	$53,362,803.80 (7)	$2,097.16
Total			$453,362,803.80	$17,817.16 (8)

(1)	Subject to note (5) below, we are registering an indeterminate number of shares of common stock that we may issue from time to time at indeterminate prices, including shares issuable upon conversion of preferred stock that is convertible into common stock, and including shares issuable upon exercise of warrants.

(2)	Subject to note (5) below, we are registering an indeterminate number of shares of preferred stock that we may issue from time to time at indeterminate prices. Shares of preferred stock may be convertible into shares of common stock.

(3)	Subject to note (5) below, we are registering an indeterminate amount of debt securities that we may issue from time to time at indeterminate prices.

(4)	Subject to note (5) below, we are registering an indeterminate number of warrants that we may issue from time to time at indeterminate prices entitling the holder to purchase shares of common stock.

(5)	Not applicable pursuant to General Instruction II.E of Form S-3 of the Securities Act of 1933, as amended.

(6)	Represents the principal amount of any debt securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount; the liquidation preference of any preferred stock; the offering price of any common stock; the issue price of any warrants; and the exercise price of any warrants; all of which together will not exceed $400,000,000. Pursuant to Rule 457(o), the registration fee is calculated on the aggregate maximum offering price of the common stock, preferred stock, debt securities, and warrants. The registration fee was calculated at the statutory rate of $39.30 per $1,000,000 of securities registered.

(7)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices reported on the New York Stock Exchange on September 10, 2008.

(8)	The total filing amount due is $17,817.16. On April 26, 2006, we registered securities on Form S-3 in the amount of $250,000,000 (Registration No. 333-133563 filed April 26, 2006), for which we owed a registration fee of $26,750. Of that $26,750 fee, at the time of filing, we offset $6,121.16 that we previously paid in respect of $186,065,000 of unsold securities registered on Form S-3 (Registration No. 333-101893, initially filed December 17, 2002), and $16,878.84 that we previously paid in respect of $63,935,000 of unsold securities registered on Form S-3 (Registration No. 333-44696 filed on August 28, 2000). Securities in the amount of $173,1000,000 remain unsold under Registration Statement No. 333-133563, resulting in total registration fees paid with respect to previously registered, unsold shares of $18,521.70. Accordingly, pursuant to Rule 457(p), we have offset the balance of such previously paid fees, and no fee is being paid in respect of the filing of this registration statement for our common stock, preferred stock, debt securities, and warrants, and for the secondary offering of our common stock by the Selling Security Holders.

(9)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement also relates to the common stock, preferred stock, debt securities and warrants that we previously registered under the Registration Statement on Form S-3, No. 333-133563, but which have not yet been issued and sold. This Registration Statement constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 No. 333-133563 pursuant to which $173,100,000 in unsold previously Registered Securities may be offered and sold. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8 of the Securities Act.

PROSPECTUS

$400,000,000

GulfMark Offshore, Inc.

Common Stock,
Preferred Stock,
Debt Securities,

and/or Warrants to purchase Common Stock

Selling Security Holders

1,187,952 Shares of Common Stock

By this prospectus, or a supplement to this prospectus, we may from time to time offer up to $400,000,000 in aggregate initial offering price of common stock, preferred stock, debt securities, and/or warrants to purchase our common stock. This prospectus provides you with a general description of these securities.

We may offer these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement. The prospectus supplement may also update or change the information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities.

The Selling Security Holders identified in this prospectus or any supplement hereto may use this prospectus or any prospectus supplement to offer and resell from time to time, commencing September 15, 2008, and thereafter, up to 1,187,952 shares of our common stock. We will not receive any of the proceeds from the sale of these shares of our common stock by the Selling Security Holders.

The Selling Security Holders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Security Holders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the methods of sale that may be used by the Selling Security Holders, see “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “GLF.” The last reported sale price of our common stock on September 10, 2008 was $45.44 per share.

Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in the prospectus and in the documents incorporated into this prospectus by reference before you decide to purchase our common stock. In particular, you should consider the risks described in “Risk Factors” at page 3 of this prospectus before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 12, 2008.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Such forward-looking statements typically include words or phrases such as “anticipate,” “estimate,” “projects,” “believes,” and words or phrases of similar import. Forward-looking statements and other statements that are not historical facts concerning, among other things, market conditions, the demand for marine support and transportation services and future capital expenditures, are subject to certain risks, uncertainties and assumptions, including without limitation:

•	operational risk,

•	catastrophic or adverse sea or weather conditions,

•	dependence on the oil and natural gas industry,

•	oil and gas prices,

•	delay or cost overruns on construction projects,

•	lack of shipyard or equipment availability,

•	ongoing capital expenditure requirements,

•	uncertainties surrounding environmental and government regulation,

•	risk relating to leverage,

•	risks of foreign operations,

•	risk of war, sabotage or terrorism,

•	assumptions concerning competition,

•	risks of currency fluctuations, and

•	such other factors as may be discussed under the caption “Risk Factors” beginning on page 3 of this prospectus and in our other reports filed with the Securities and Exchange Commission, or “SEC.”

These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to risks and uncertainties, including the risk factors discussed above, general economic and business conditions, the business

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opportunities that may be presented to and pursued by us, changes in law or regulations and other factors, many of which are beyond our control. When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled “Risk Factors” beginning on page 3 of this prospectus and any other risk factors described in an applicable prospectus supplement. There can be no assurance that we have accurately identified and properly weighed all of the factors which affect market conditions and demand for our vessels, that the information upon which we have relied is accurate or complete, that our analysis of the market and demand for our vessels is correct or that the strategy based on such analysis will be successful.

Each forward-looking statement speaks only as of the date of this prospectus or the document in which it appears and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a shelf registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. In addition, the Selling Security Holders referred to in the prospectus may offer and resell from time to time up to 1,187,952 outstanding shares of our common stock. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

This prospectus does not cover the issuance of any shares of common stock by us to the Selling Security Holders, and we will not receive any of the proceeds from any sale of shares by the Selling Security Holders. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of their own counsel, which are to be paid by the Selling Security Holders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock owned by the Selling Security Holders covered by this prospectus.

Information about the Selling Security Holders may change over time. Any changed information given to us by the Selling Security Holders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the Selling Security Holders will also be required to provide a prospectus supplement containing specific information about the terms pursuant to which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. Unless otherwise indicated, the term “Selling Security Holders” as used in this prospectus means the Selling Security Holders identified in this prospectus and their donees, pledgees, transferees and other successors-in-interest.

As used in this prospectus generally, the terms “GulfMark,” “the Company,” “we,” “our” or “us” means GulfMark Offshore, Inc. and its direct or indirect subsidiaries. Our principal office is located at 10111 Richmond Ave., Suite 340, Houston, TX 77042 and our phone number is (713) 963-9522. Our internet address is www.gulfmark.com. Information on our website is not a part of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

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SUMMARY

This summary highlights some basic information from the prospectus. It likely does not contain all of the information that is important to you. You should carefully read the entire prospectus, any supplemental prospectus, and the other documents incorporated by reference to understand fully the terms of the offering, as well as other considerations that are important to you. Unless the context requires otherwise, references in this prospectus to “we,” “us” and “our” refer to GulfMark Offshore, Inc. and its subsidiaries.

THE COMPANY

We provide offshore marine services primarily to companies involved in offshore exploration and production of oil and natural gas. Our vessels transport materials, supplies and personnel to offshore facilities, support maintenance and construction projects as well as move and position drilling structures. The majority of our operations are conducted in the North Sea, offshore Southeast Asia and the Americas. We also contract vessels into other regions to meet our customers’ requirements.

Our fleet of 92 vessels is comprised of 70 owned and 22 managed vessels. It has grown in both size and capability from the original 11 vessels acquired in 1990 to its present size through strategic acquisitions and the construction of new, technologically advanced vessels, partially offset by the routine disposition of older, less profitable vessels. Our fleet is managed through three operating segments; the North Sea with 42 vessels, Southeast Asia with 13 vessels, and the Americas with 37 vessels. Our fleet is one of the world’s youngest, largest and most geographically balanced, high specification offshore support vessel fleets and our owned vessels (excluding specialty vessels) have an average age of less than eight years. Our principal executive offices are located at 10111 Richmond Avenue, Suite 340, Houston, TX 77042, and our telephone number at that address is (713) 963-9522.

THE OFFERING

Primary Offering

Common Stock, Preferred Stock, Debt Securities, and Warrants to Purchase Common Stock	We may issue, in one or more offerings, up to $400,000,000 of any combination of common stock, preferred stock, debt securities, or warrants to purchase common stock.

Common Stock.  We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders. Our stockholders do not have the power to call a meeting. We have no plans to pay any cash dividends on our common stock in the near future. Subject to our creditors and to any preferential rights of any then outstanding preferred stock, in the event we liquidate, dissolve, or wind up our affairs, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. Our certificate of incorporation authorizes us to issue, without stockholder approval, up to 2,000,000 shares of preferred stock, without par value, as to which our board of directors may fix the designation, terms, and relative rights and preferences. As of the date of this prospectus, we have not issued any preferred stock.

Debt Securities.  We may issue debt securities from time to time, in one or more series. We currently have an indenture, and could issue debt securities under it, a supplemental indenture, or a new indenture. Unless otherwise described in a supplemental prospectus, the debt securities will be our general unsecured obligations and will rank equally and ratably with all of our other senior unsecured and unsubordinated indebtedness, and will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof.

Warrants.  We may issue from time to time warrants for the purchase of common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Unless otherwise specified in a prospectus supplement, the warrants will be represented by certificates, and exchanged under the terms outlined in the warrant agreement.

Use of proceeds	Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital.

We may temporarily invest funds we receive from the sale of securities by us that we do not immediately need for these purposes.

Risk Factors	See the “Risk Factors” section beginning on page 3 of this prospectus, as well as any other cautionary statements throughout or incorporated by reference in this prospectus, before investing in us.

New York Stock Exchange symbol	GLF

Secondary Offering

Common stock offered	1,187,952 shares*

Use of proceeds	We will not receive any proceeds from the sale of shares in the secondary offering. See “Selling Security Holders.”

*	This amount represents only a portion of the shares we issued in connection with the acquisition of Rigdon Marine Corporation and Rigdon Marine Holdings, L.L.C. on July 1, 2008. See “Selling Security Holders.”

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risk factors described below before deciding whether to invest in our securities. The risks and uncertainties described below, in any prospectus supplements, and the documents incorporated by reference, are not the only ones we face. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus, or any prospectus supplement, before you decide to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risk Factors Related to Our Business

We rely on the oil and natural gas industry, and volatile oil and natural gas prices impact demand for our services.

Demand for our services depends on activity in offshore oil and natural gas exploration, development and production. The level of exploration, development and production activity is affected by factors such as:

•	prevailing oil and natural gas prices;

•	expectations about future prices and price volatility;

•	cost of exploring for, producing and delivering oil and natural gas;

•	sale and expiration dates of available offshore leases;

•	demand for petroleum products;

•	current availability of oil and natural gas resources;

•	rate of discovery of new oil and natural gas reserves in offshore areas;

•	local and international political, environmental and economic conditions;

•	technological advances; and

•	ability of oil and natural gas companies to generate or otherwise obtain funds for capital.

The level of offshore exploration, development and production activity has historically been characterized by volatility. Currently, there is a period of high prices for oil and natural gas, and oil and gas companies have increased their exploration and development activities. The price of oil and natural gas is high compared to historical levels. The activity increase that began in the second half of 2004 has continued through 2008 after reduced levels of activity were experienced in 2002-2004. A decline in the worldwide demand for oil and natural gas or prolonged low oil or natural gas prices in the future, however, would likely result in reduced exploration and development of offshore areas and a decline in the demand for our offshore marine services. Any such decrease in activity is likely to reduce our day rates and our utilization rates and, therefore, could have a material adverse effect on our financial condition and results of operations.

An increase in the supply of offshore support vessels would likely have a negative effect on charter rates for our vessels, which could reduce our earnings.

Charter rates for marine support vessels depend in part on the supply of the vessels. We could experience a reduction in demand as a result of an increased supply of vessels. Excess vessel capacity in the industry may result from:

•	constructing new vessels;

•	moving vessels from one offshore market area to another; or

•	converting vessels formerly dedicated to services other than offshore marine services.

In the last ten years, construction of vessels of the types we operate has significantly increased. The addition of new capacity of various types to the worldwide offshore marine fleet is likely to increase competition in those markets where we presently operate which, in turn, could reduce day rates, utilization rates and operating margins which would adversely affect our financial condition and results of operations.

Government regulation and environmental risks can reduce our business opportunities, increase our costs, and adversely affect the manner or feasibility of doing business.

We must comply with extensive government regulation in the form of international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate and are registered. These conventions, laws and regulations govern ownership and operation of vessels; oil spills and other matters of environmental protection; worker health, safety and training; construction and operation of vessels; and vessel and port security. Our operations are subject to extensive governmental regulation by the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service, and foreign equivalents, and to regulation by independent or industry organizations such as the International Maritime Organization or the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, while the Customs Service is authorized to inspect vessels at will.

Environmental Regulations

Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment, increased manning, or operational changes. Violation of these laws may result in civil and criminal penalties, fines, injunctions, imposition of remedial obligations, the suspension or termination of our operations, or other sanctions.

As some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, we could be subject to liability even if we were not negligent or at fault. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, including charterers. Environmental laws and regulations may change in ways that substantially increase costs, impose additional requirements or restrictions which could adversely affect our financial condition and results of operations.

Merchant Marine Act of 1936

We are subject to the Merchant Marine Act of 1936, which provides that, upon proclamation by the President of a national emergency or a threat to the security of the national defense, the Secretary of Transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (which includes United States corporations), including vessels under construction in the United States. If one of the vessels in our fleet were purchased or requisitioned by the federal government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire. However, we would not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our vessels. The purchase or the requisition for an extended period of time of one or more of our vessels could adversely affect our results of operations and financial condition.

Jones Act

We are subject to the Merchant Marine Act of 1920, as amended (the “Jones Act”), which requires that vessels carrying passengers or cargo between U.S. ports, which is known as coastwise trade, be owned and managed by U.S. citizens, and be built in and registered under the laws of the United States. Violations of the Jones Act would result in our becoming ineligible to engage in coastwise trade in U.S. territorial waters during the period in which we were not in compliance, which would adversely affect our operating results. Currently, we meet the requirements to engage in coastwise trade, but there can be no assurance that we will always be in compliance with the Jones Act. We have not revised our incorporation documents to protect against any violation of the Jones Act and are currently reviewing and evaluating whether or not any such revisions or additional procedures are warranted.

The Jones Act’s provisions restricting coastwise trade to vessels controlled by U.S. citizens may have recently been circumvented by foreign interests that seek to engage in trade reserved for vessels controlled by U.S. citizens and otherwise qualifying for coastwise trade. Legal challenges against such actions are difficult, costly to pursue and are of uncertain outcome. There have also been attempts to repeal or amend the Jones Act, and these attempts are expected to continue. In addition, the Secretary of Homeland Security may suspend the citizenship requirements of the Jones Act in the interest of national defense. To the extent foreign competition is permitted from vessels built in lower-cost shipyards and crewed by non-U.S. citizens with favorable tax regimes and with lower wages and benefits, such competition could have a material adverse effect on domestic companies in the offshore service vessel industry subject to the Jones Act and on our financial condition and results of operations.

Substantial Cost of Compliance

We believe that we are in compliance with the laws and regulations to which we are subject. We are not a party to any material pending regulatory litigation or other proceeding and we are unaware of any threatened litigation or proceeding, which, if adversely determined, would have a material adverse effect on our financial condition or results of operations. However, the risks of incurring substantial compliance costs, liabilities and penalties for noncompliance are inherent in offshore marine services operations. Compliance with Jones Act, as well as with environmental, health, safety and vessel and port security laws increases our costs of doing business. Additionally, these laws change frequently. Therefore, we are unable to predict the future costs or other future impact of Jones Act, environmental, health, safety and vessel and port security laws on our operations. There can be no assurance that we can avoid significant costs, liabilities and penalties imposed on us as a result of government regulation in the future.

We are subject to hazards customary for the operation of vessels that could adversely affect our financial performance if we are not adequately insured or indemnified.

Our operations are subject to various operating hazards and risks, including:

•	catastrophic marine disaster;

•	adverse sea and weather conditions;

•	mechanical failure;

•	navigation errors;

•	collision;

•	oil and hazardous substance spills, containment and clean up;

•	labor shortages and strikes;

•	damage to and loss of drilling rigs and production facilities; and

•	war, sabotage and terrorism risks.

These risks present a threat to the safety of personnel and to our vessels, cargo, equipment under tow and other property, as well as the environment. We could be required to suspend our operations or request that others suspend their operations as a result of these hazards. In such event, we would experience loss of revenue and possibly property damage, and additionally, third parties may have significant claims against us for damages due to personal injury, death, property damage, pollution and loss of business.

We maintain insurance coverage against substantially all of the casualty and liability risks listed above, subject to deductibles and certain exclusions. We have renewed our primary insurance program for the insurance year 2008-2009, and have negotiated terms for renewal in 2009-2010 for our primary coverage. We can provide no assurance, however, that our insurance coverage will be available beyond the renewal periods, and will be adequate to cover future claims that may arise.

A substantial portion of our revenue is derived from our international operations and those operations are subject to government regulation and operating risks.

We derive a substantial portion of our revenue from foreign sources. We therefore face risks inherent in conducting business internationally, such as:

•	foreign currency exchange fluctuations or imposition of currency exchange controls;

•	legal and government regulatory requirements;

•	difficulties and costs of staffing and managing international operations;

•	language and cultural differences;

•	potential vessel seizure or nationalization of assets;

•	import-export quotas or other trade barriers;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	changes to tonnage tax regimes;

•	imposition of currency exchange controls; and

•	potentially adverse tax consequences.

We cannot predict whether any such conditions or events might develop in the future or whether they might have a material effect on our operations. Also, our subsidiary structure and our operations are in part based on certain assumptions about various foreign and domestic tax laws, currency exchange requirements and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusions. If our assumptions are incorrect or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations.

Changes in tax legislation in countries in which we operate could result in, and increased operations in the United States are likely to result in, higher tax expense or a higher effective tax rate on our worldwide earnings.

Our worldwide operations are conducted through our various subsidiaries. We are subject to income taxes in the United States and foreign jurisdictions. Any material changes in tax law, tax treaties or the interpretations thereof where we have significant operations could result in a higher effective tax rate on our worldwide earnings and a materially higher tax expense.

For example, our North Sea operations based in the U.K. and Norway have a special tax incentive for qualified shipping operations known as tonnage tax, which provides for a tax based on the net tonnage capacity of a qualified vessel, resulting in significantly lower taxes than those that would apply if we were not a qualified shipping company in those jurisdictions. The Norwegian tonnage tax system in effect from 1996 to 2006 was repealed, and a new tonnage tax system put in place from January 2007 forward, subjecting us to ordinary corporate tax on accumulated untaxed shipping profits. There is no guarantee that current tonnage tax regimes will not be changed or modified which could, along with any of the above mentioned factors, materially adversely affect our international operations and, consequently, our business, operating results and financial condition.

As our operations in the United States increase, we will experience an increase in our effective tax rate. Additionally, our tax returns are subject to examination and review by the tax authorities in the jurisdictions in which we operate.

Our international operations and new vessel construction programs are vulnerable to currency exchange rate fluctuations and exchange rate risks.

We are exposed to foreign currency exchange rate fluctuations and exchange rate risks as a result of our foreign operations and when we construct vessels abroad. To minimize the financial impact of these risks, we attempt to match the currency of our debt and operating costs with the currency of the revenue streams. We occasionally enter into forward foreign exchange contracts to hedge specific exposures, which includes exposures related to firm contractual commitments in the form of future vessel payments, but we do not speculate in foreign currencies. Because we conduct a large portion of our operations in foreign currencies, any increase in the value of the U.S. Dollar in relation to the value of applicable foreign currencies could potentially adversely affect our operating revenue or construction costs when translated into U.S. Dollars.

Vessel construction and repair projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our results of operations.

Our vessel construction and repair projects are subject to the risks of delay and cost overruns inherent in any large construction project, including:

•	shortages of equipment;

•	unforeseen engineering problems;

•	work stoppages;

•	lack of shipyard availability;

•	weather interference;

•	unanticipated cost increases;

•	shortages of materials or skilled labor; and

•	insolvency of the ship repairer or ship builder.

Significant cost overruns or delays in connection with our vessel construction and repair projects would adversely affect our financial condition and results of operations. Significant delays could also result in penalties under, or the termination of, most of the long-term contracts under which operate our vessels. The demand for vessels currently under construction may diminish from anticipated levels, or we may experience difficulty in acquiring new vessels or obtaining equipment to fix our older vessels due to high demand, both circumstances which may have a material adverse effect on our revenues and profitability.

Our current new vessel construction program, maintaining our current fleet size and configuration, and acquiring vessels required for additional future growth require significant capital.

Expenditures required for the repair, certification and maintenance of a vessel typically increase with vessel age. These expenditures may increase to a level at which they are not economically justifiable and, therefore, to maintain our current fleet size we may seek to construct or acquire additional vessels. The cost of adding a new vessel to our fleet ranges from under $10 million to $100 million and potentially higher. We can give no assurance that we will have sufficient capital resources to build or acquire the vessels required to expand or to maintain our current fleet size and vessel configuration.

As part of our long-range growth strategy, we are in the process of building 13 vessels at a combined cost of approximately $306 million for delivery between the third quarter of 2008 and the third quarter of 2010. Remaining payments on these 13 vessels total approximately $172 million. While we expect our cash on hand, cash flow from operations and available borrowings under our credit facilities to be adequate to fund these existing commitments, our ability to pay these amounts is dependent upon the success of our operations. See “Long Term Debt” on page 25 and “Liquidity and Capital Resources” on page 27.

Our industry is highly competitive, which could depress vessel prices and utilization and adversely affect our financial performance.

We operate in a competitive industry. The principal competitive factors in the marine support and transportation services industry include:

•	price, service and reputation of vessel operations and crews;

•	national flag preference;

•	operating conditions;

•	suitability of vessel types;

•	vessel availability;

•	technical capabilities of equipment and personnel;

•	safety and efficiency;

•	complexity of maintaining logistical support; and

•	cost of moving equipment from one market to another.

Many of our competitors have substantially greater resources than we have. Competitive bidding and downward pressures on profits and pricing margins could adversely affect our business, financial condition and results of operations.

The operations of our fleet may be subject to seasonal factors.

Operations in the North Sea are generally at their highest levels during the months from April to August and at their lowest levels during December to February. Vessels operating offshore Southeast Asia are generally at their lowest utilization rates during the monsoon season, which moves across the Asian continent between September and early March. The monsoon season for a specific Southeast Asian location is generally about two months. Domestic U.S. markets may be less active during the hurricane season. Operations in any market may be affected by seasonality often related to unusually long or short construction seasons due to, among other things, abnormal weather conditions, as well as market demand associated with increased drilling and development activities.

We are subject to war, sabotage and terrorism risk.

War, sabotage, and terrorist attacks or any similar risk may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, offshore rigs and vessels, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. Insurance coverage has been difficult to obtain in areas of terrorist attacks resulting in increased costs that could continue to increase. We continually evaluate the need to maintain this coverage as it applies to our fleet. Instability in the financial markets as a result of war, sabotage or terrorism could also affect our ability to raise capital and could also adversely affect the oil, gas and power industries and restrict their future growth.

We depend on key personnel.

We depend to a significant extent upon the efforts and abilities of our executive officers and other key management personnel. There is no assurance that these individuals will continue in such capacity for any particular period of time. The loss of the services of one or more of our executive officers or key management personnel could adversely affect our operations.

Risk Factors Related to the Offering

Sales of our common stock by us or by the Selling Security Holders may cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could materially adversely affect the market price of our common stock and make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate.

As of September 10, 2008, we had 25,052,837 shares of our common stock outstanding. Upon the filing of this registration statement, of which this prospectus forms a part, the 1,187,952 shares registered for resale under this prospectus will become freely tradable, subject only to certain lock-ups on resale to which the Selling Security Holders are subject. The lock-ups are described in further detail in this prospectus under “Plan of Distribution — Transfer Restrictions.”

Currently, we are unable to determine the number of shares of common stock that may be outstanding after any offering we make pursuant to this prospectus or any supplement to it, but we will provide that information if and when the securities that are registered under this registration statement are offered for sale.

THE COMPANY

General Business

GulfMark Offshore, Inc. is a Delaware corporation incorporated in 1996 that, through its subsidiaries, provides offshore marine services primarily to companies involved in offshore exploration and production of oil and natural gas and other related services. Our vessels transport materials, supplies and personnel to offshore facilities, support construction and maintenance activities as well as move and position drilling structures. The majority of our operations are conducted in the North Sea, offshore Southeast Asia and the Americas. We also contract vessels into other regions to meet our customers’ requirements.

We have the following operating segments: the North Sea, Southeast Asia and the Americas. Our chief operating decision maker regularly reviews financial information about each of these operating segments in deciding how to allocate resources and evaluate our performance. The business within each of these geographic regions has similar economic characteristics, services, distribution methods and regulatory concerns. All of the operating segments are considered reportable segments under Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information”. For financial information about our operating segments and geographic areas, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Segment Results” and Note (11) to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Form 8-K/A filed September 12, 2008, which includes the consolidated financial statements and pro forma condensed consolidated financial information of Rigdon Marine Holdings, L.L.C., acquired on July 1, 2008, and which will now be included in our Americas operating segment.

Offshore Marine Services Industry Overview

Our customers employ our vessels to provide services supporting the construction, positioning and ongoing operation of offshore oil and natural gas drilling rigs and platforms and related infrastructure, and substantially all of our revenue is derived from providing these services. This industry employs various types of vessels, referred to broadly as offshore support vessels, or OSVs, that are used to transport materials, supplies and personnel, and to move and position drilling structures. Offshore marine service providers are employed by oil and natural gas companies that are engaged in the offshore exploration and production of oil and natural gas and related services. Services provided by companies in this industry are performed in numerous locations worldwide. The North Sea, offshore Southeast Asia, offshore West Africa, offshore Middle East, offshore Brazil and the Gulf of Mexico are each major markets that employ a large number of vessels. Vessel usage is also significant in other international markets, including offshore India, offshore Australia, offshore Trinidad, the Persian Gulf and the Mediterranean Sea. The industry is relatively fragmented, with more than 20 major participants and numerous small regional competitors. We currently operate a fleet of 92 offshore support vessels in the following regions: 42 vessels in the North Sea, 13 vessels offshore Southeast Asia, and 37 vessels in the Americas. Our fleet is one of the world’s youngest, largest and most geographically balanced, high specification offshore support vessel fleets and our owned vessels (excluding specialty vessels) have an average age of less than eight years.

Our business is directly impacted by the level of activity in worldwide offshore oil and natural gas exploration, development and production, which in turn is influenced by trends in oil and natural gas prices. Additionally, oil and natural gas prices are affected by a host of geopolitical and economic forces, including the fundamental principles of supply and demand. Although commodity prices have remained high by historical standards over the last several years, upstream expenditures by oil and gas exploration and development companies have been volatile throughout the first part of this decade. Beginning in the second half of 2004 and throughout 2008, oil and natural gas companies increased their exploration and development activities, after a period of reduced levels that started during 2002 and continued to mid-2004. Each of the major geographic offshore oil and natural gas production regions has unique characteristics that influence the economics of exploration and production and, consequently, the market demand for vessels in support of these activities. While there is some vessel interchangeability between geographic regions, barriers such as mobilization costs and vessel suitability and cabotage restrict migration of some vessels between regions. This is most notably the case in the North Sea, where vessel design requirements dictated by the harsh operating environment restrict relocation of vessels into that market. Conversely, these same design characteristics make North Sea capable vessels unsuitable for other areas where draft restrictions and, to a lesser degree, higher operating costs, restrict migration. These restrictions on vessel movement in effect separate various regions into distinct markets.

Size of Vessel Fleet

The size of our fleet has increased since December 31, 2007 by 31 to 92 vessels, principally as a result of the addition of 22 vessels from the acquisition of Rigdon Marine Corporation and Rigdon Marine Holdings, L.L.C. (collectively, “Rigdon”) on July 1, 2008 (the “Rigdon Acquisition”), but also due to the addition of seven managed vessels and our fleet upgrade and modernization initiative. That initiative resulted in the addition of five new build program vessels to the fleet, enhancing our capability to service customers in more demanding environments around the world and resulted in the sale of four of our older, smaller vessels whose age averaged over 25 years to buyers generally outside of our normal market.

New Build Vessel Deliveries Since December 31, 2007

			Year	Length			Month
Vessel	Region	Type	Built	(Feet)	BHP	DWT	Delivered

Sea Apache	SEA	AHTS	2008	250	10,700	2,700	Jan 2008
Sea Kiowa	SEA	AHTS	2008	250	10,700	2,700	Mar 2008
Sea Choctaw	SEA	AHTS	2008	250	10,700	2,700	Jul 2008
Knockout	Americas	PSV	2008	190	3,894	1,860	Aug 2008
Albacore	Americas	Crew	2008	165	7,200	331	Aug 2008

Vessels Sold Since December 31, 2007

			Year	Length			Month
Vessel	Region	Type	Built	(Feet)	BHP	DWT	Sold

Sea Diligent	SEA	SmAHTS	1981	192	4,610	1,219	Jun 2008
North Crusader	N. Sea	AHTS	1984	236	12,000	2,064	Jun 2008
Sem Valiant	SEA	SmAHTS	1981	191	3,900	1,220	Jul 2008
Sea Eagle	SEA	SmAHTS	1976	185	3,850	1,215	Sep 2008

We also manage a number of vessels for third-party owners, providing support services ranging from chartering assistance to full operational management. Although these managed vessels provide limited direct financial contribution, the added market presence can provide a competitive advantage for the manager. The following table summarizes the overall fleet changes since December 31, 2007:

GulfMark Offshore Consolidated

	Owned	Managed	Total
	Vessels	Vessels	Fleet

December 31, 2007	47	14	61
New Build Program	5	—	5
Vessel Additions	22	8	30
Vessel Sales	(4)	—	(4)

September 12, 2008	70	22	92

Vessel Classifications

Offshore support vessels generally fall into seven functional classifications derived from their primary or predominant operating characteristics or capabilities. However, these classifications are not rigid, and it is not unusual for a vessel to fit into more than one of the categories. These functional classifications are:

•	Platform Support Vessels, or PSVs, serve drilling and production facilities and support offshore construction and maintenance work. They are differentiated from other offshore support vessels by their cargo handling capabilities, particularly their large capacity and versatility. PSVs utilize space on deck and below deck and are used to transport supplies such as fuel, water, drilling fluids, equipment and provisions. PSVs range in size from 150’ to 200’. Large PSVs or LgPSVs, range up to 300’ in length, with a few vessels somewhat larger, and are particularly suited for supporting large concentrations of offshore production locations because of their large, clear after deck and below deck capacities. The majority of the LgPSVs we operate function primarily in this classification but are also capable of servicing construction support.

•	Anchor Handling, Towing and Support Vessels, or AHTSs, are used to set anchors for drilling rigs and to tow mobile drilling rigs and equipment from one location to another. In addition, these vessels typically can be used in supply roles when they are not performing anchor handling and towing services. They are characterized by shorter after decks and special equipment such as towing winches. Vessels of this type with less than 10,000 brake horsepower, or BHP, are referred to as small AHTSs or, SmAHTSs, while AHTSs in excess of 10,000 BHP are referred to as large AHTSs, or LgAHTSs. The most powerful North Sea class AHTSs have upwards of 25,000 BHP. All our AHTSs can also function as PSVs.

•	Construction Support Vessels are vessels such as pipe-laying barges, diving support vessels or specially designed vessels, such as pipe carriers, used to transport the large cargos of material and supplies required to support the construction and installation of offshore platforms and pipelines. A large number of our LgPSVs also function as pipe carriers.

•	Standby Rescue Vessels, or Stby, perform a safety patrol function for an area and are required for all manned locations in the North Sea and in some other locations where oil exploitation occurs. These vessels typically remain on station to provide a safety backup to offshore rigs and production facilities and carry special equipment to rescue personnel. They are equipped to provide first aid, shelter and, in some cases, function as support vessels.

•	Fast Supply Vessels, or FSVs/Crewboats, or Crew, transport personnel and cargo to and from production platforms and rigs. Older crewboats (early 1980s build) are typically 100’ to 120’ in length, and are designed for speed and to transport personnel. Newer crewboat designs are generally larger, 130’ to 185’ in length, and can be longer with greater cargo carrying capacities. Vessels in this category are also called fast support vessels, or FSVs. They are used primarily to transport cargo on a time-sensitive basis.

•	Specialty Vessels, or SpVs, generally have special features to meet the requirements of specific jobs. The special features can include large deck spaces, high electrical generating capacities, slow controlled speed and varied propulsion thruster configurations, extra berthing facilities and long-range capabilities. These vessels are primarily used to support floating production storing and offloading, or FPSOs; diving operations; remotely operated vehicles, or ROVs; survey operations and seismic data gathering; as well as oil recovery, oil spill response and well stimulation. Some of our owned vessels frequently provide specialty functions.

•	Utility Vessels are typically 90’ to 150’ in length and are used to provide limited crew transportation, some transportation of oilfield support equipment and, in some locations, standby functions. We do not currently operate any vessels in this category.

The North Sea Market

North Sea Operating Segment

	Owned	Managed	Total
	Vessels	Vessels	Fleet

December 31, 2007	29	14	43
New Build Program	—	—	—
Vessel Additions	—	1	1
Vessel Sales	(1)	—	(1)
Intersegment Transfers	(1)	—	(1)

September 12, 2008	27	15	42

We define the North Sea market as offshore Norway, Denmark, the Netherlands, Germany, Great Britain and Ireland, the Norwegian Sea and the area West of Shetlands. Historically, this has been the most demanding of all exploration frontiers due to harsh weather, erratic sea conditions, significant water depth and long sailing distances. Exploration and production operators in the North Sea market have typically been large and well-capitalized entities (such as major oil and natural gas companies and state-owned oil and natural gas companies), in large part because of the significant financial commitment required in this market. A number of independent operators have established operating bases in the region in the last several years, thus diversifying the customer base away from the larger companies. Projects in the North Sea tend to be fewer in number but larger in scope, with longer planning horizons than projects in regions with less demanding environments. Due to these factors, vessel demand in the North Sea has historically been more stable and less susceptible to abrupt swings than vessel demand in other regions. During 2006 and subsequently, due to increased requirements to move drilling rigs in the North Sea, spot market (short-term contracts) rates for AHTSs reached record levels.

The North Sea market can be broadly divided into three areas: exploration, production platform support and field development or construction, including subsea services. The more volatile exploration area of the market represents the primary demand for AHTSs. While OSVs support the exploration segment, they also support the production and field construction segments, which generally are not affected by the volatility in demand for the AHTSs.

Our North Sea-based fleet, consisting of 42 vessels, is oriented toward support vessels which work in the more stable segments of production platform support and field development or construction, and includes 27 owned (21 PSVs, three AHTSs, and three SpV vessels) and 15 managed vessels. Onshore bases in Aberdeen, Scotland; Liverpool, England and Sandnes, Norway support these vessels. Vessels that are based in the North Sea but operate temporarily out of the region are included in our North Sea vessel count and related statistics, unless deployed to one of our other operating segments under long-term contracts.

The North Sea market was generally a very stable market from the early 1990’s through late 2001 with minor periods of disruption caused by fluctuating expenditures for oil and natural gas exploration and development, primarily by the major oil companies that dominated this market. In late 2000, commodity prices and increased drilling activity resulted in improved vessel utilization and day rates through 2001 and into the first part of 2002. Subsequent to the terrorist attacks on September 11, 2001, both oil and natural gas prices remained significantly higher; however, despite these higher commodity price levels, exploration and development activity in the region did not increase accordingly. At the same time, there was an increase in the number of new build vessels delivered into the market in 2002 through 2004, coupled with a reduction in demand for vessel services which resulted in the 2003-2004 period having the lowest utilization and day rates in the region in the last decade. While the number of high capacity vessels in this market has remained reasonably constant the fleet has increased in size and currently exceeds 250 vessels in the region. There is a much larger number of vessels of reasonably similar design capacity in service in other international markets. Newer vessels in this category have displaced older vessels that have subsequently mobilized to other international markets, either permanently or for temporary assignments.

There has also been a transformation in the customer base in the region that began in 2003 as the major oil and natural gas companies disposed of prospects and mature producing properties in the North Sea to independent oil and natural gas companies. This was in part caused by legislative initiatives in the U.K. which made these properties attractive to the independents. The independent companies typically had shorter horizons with regard to exploration and development activities than the major oil and natural gas companies, which in turn resulted in a decline in the availability of long-term contracts for vessel services at economically attractive day rates. The consequence of this transformation and curtailment of activities by the major companies was an increase in the number of vessels available in the spot market, which in turn depressed both utilization of vessels and day rates. In the second quarter of 2004 and subsequently, an increase in long-term drilling rig contracts occurred in the North Sea, particularly in the Norwegian sector, related to the partial opening of the Barents Sea to exploration activities by the Norwegian government and increased competition for drilling equipment. In addition, several large projects, including the Orman Lange, Snovhit and Alvheim Field developments, resulted in oil and natural gas companies contracting drilling rigs to tender for vessel services in support for these rigs. Late in the third quarter of 2004, utilization and day rates for vessels in the region began to improve with some consistency for the remainder of 2004.

Starting in 2005 and continuing throughout 2008, there were significant improvements in industry fundamentals as the major oil and natural gas companies expanded their capital expenditures in the North Sea and exploration activities became more extensive and longer in duration. This has been evidenced by drilling rig commitments extending well into the future, with many contracts into and some well beyond 2010. The increased capital expenditures created strong demand for vessels, which resulted in some of the highest day rates we have seen in our history.

Even though the North Sea region typically has weaker periods in the winter months of December through February, utilization and day rates, with some exceptions, are expected to remain strong throughout the current period. Forward visibility with regard to vessel demand is directly related to drilling and development activities in the region, construction work required in support of these activities, as well as demands outside of the region which draw vessels to other international markets. Geopolitical events, the demand for oil and natural gas in both mature and emerging countries and a host of other factors will influence the expenditures of both independent and major oil and gas companies in the near term; however, based on current conditions and the available information regarding future drilling plans for the region, a healthy market should continue throughout 2008. In order to continue to meet the demand for high specification vessels, we completed the construction of two new generation LgPSVs in Norway in 2007. The Highland Prestige delivered in April 2007 and the North Promise delivered in September 2007. In 2008, we transferred the Highland Piper to the Americas region to work in Brazil.

The Southeast Asia Market

Southeast Asia Operating Segment

	Owned	Managed	Total
	Vessels	Vessels	Fleet

December 31, 2007	12	—	12
New Build Program	3	—	3
Vessel Additions	—	2	1
Vessel Sales	(3)	—	(2)
Intersegment Transfers	(1)	—	(1)

September 12, 2008	11	2	13

The Southeast Asia market is defined as offshore Asia bounded roughly on the west by the Indian subcontinent and on the north by China. This market includes offshore Brunei, Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. The design requirements for vessels in this market are generally similar to the requirements of the shallow water Gulf of Mexico. However, advanced exploration technology and rapid growth in energy demand among many Pacific Rim countries have led to more remote drilling locations, which has increased in this market both the overall demand and the technical requirements for vessels. As a result of a number of exploration and production projects underway or planned, the Southeast Asia market is experiencing an increase in the demand for offshore marine services.

Southeast Asia’s competitive environment is broadly characterized by a large number of small companies, in contrast to many of the other major offshore exploration and production areas of the world, where a few large operators dominate the market. Affiliations with local companies are generally necessary to maintain a viable marketing presence. Our management has been involved in the region since the mid-1970s, and we currently maintain long-standing business relationships with a number of local companies. We currently have 13 vessels deployed in this market.

Vessels in this market are often smaller than those operating in areas such as the North Sea. However, the varying weather conditions, annual monsoons and long distances between supply centers in Southeast Asia have allowed for a variety of vessel designs to compete in this market, each suited for a particular set of operating parameters. Vessels designed for the Gulf of Mexico and other areas where moderate weather conditions prevail, historically made up the bulk of the Southeast Asia fleet. Demand for larger, newer and higher specification vessels has developed in the region where deepwater projects occur or where oil and natural gas companies employ larger fleets of vessels. This development led us to mobilize a North Sea vessel into this region during 2002, another one during 2004 and a third during 2007 to meet the changing market in the region, as these North Sea vessels are larger than the typical vessels of the region. During the last five years we also sold 10 of our older vessels serving Southeast Asia. In an effort to leverage this changing market, in October 2005, we took delivery of a new vessel constructed in China, the Sea Intrepid. In 2006 we took delivery of two additional new build vessels, the Sea Guardian and Sea Sovereign. In October 2007, we took delivery of the Sea Supporter and Sea Cheyenne, the Sea Apache was delivered in January 2008, the Sea Kiowa in March 2008, and the Sea Choctaw in July 2008. The expansion of our operations in Southeast Asia, along with evolving tax laws, have caused us to reevaluate our corporate structure in the region. In 2008 we implemented a strategic reorganization of our Southeast Asia operations in order to maximize our benefits, including those available under the various tax laws in the jurisdictions in which we operate. During the third quarter of 2008, the Sea Kiowa was transferred to the Americas region to work in Brazil.

Changes in supply and demand dynamics have led, at times, to an excess number of vessels in markets such as the Gulf of Mexico. It is possible that vessels currently located in the Arabian/Persian Gulf area, Africa or the Gulf of Mexico could relocate to the Southeast Asia market; however, not all vessels currently located in those regions would be able to operate in Southeast Asia and oil and natural gas operators are demanding newer, higher specification vessels. Furthermore, transferring a vessel from elsewhere in the world to this region would involve significant cash and opportunity costs. Offshore exploration drilling has increased in this area and is expected to continue for several years. Currently, we have delivered four of the six new generation AHTS new build vessel program with potential use in the region and have purchased, as previously mentioned, three additional new AHTS vessels, the Sea Intrepid, Sea Guardian and Sea Sovereign, which are currently working in the area. Additionally, we exercised a right of first refusal granted under the Sea Sovereign purchase contract for an additional vessel, the Sea Supporter, which delivered in October 2007. Thus far in 2008, demand in the area continues to remain strong.

The Americas Market

Americas Operating Segment

	Owned	Managed	Total
	Vessels	Vessels	Fleet

December 31, 2007	6	—	6
New Build Program	2	—	2
Vessel Additions	22	5	27
Vessel Sales	—	—	—
Intersegment Transfers	2	—	2

September 12, 2008	32	5	37

We define the Americas market as offshore North, Central and South America, specifically including the United States, Mexico, Trinidad and Brazil. Our Americas based fleet now includes 37 vessels. The increase in vessels in this market since December 31, 2007, is due in large part to the Rigdon Acquisition, in which we acquired 22 U.S. flagged vessels and one managed vessel, a substantial majority of which operate in the deepwater Gulf of Mexico. In addition to the Rigdon Acquisition, we entered into a vessel management agreement in the second quarter of 2008 to manage four vessels in the Gulf of Mexico. These additional vessels have allowed us to establish and organize a significant position in the Gulf of Mexico market with a focus on the growing deepwater segment.

Drilling in the Gulf of Mexico is divided into two sectors: the shallow waters of the continental shelf and the deepwater areas of the Gulf of Mexico. Deepwater drilling is generally considered to be drilling in water depths in excess of 1,000 feet. The continental shelf has been explored since the late 1940s and the existing infrastructure and knowledge of this sector allows for incremental drilling costs to be on the lower end of the range of worldwide offshore drilling costs. A resurgence of deepwater drilling began in the 1990s as advances in technology made this type of drilling economically feasible. Deepwater drilling is on the higher end of the cost range, and the substantial costs and long lead times required in this type of drilling make it less susceptible to short-term fluctuations in the price of crude oil and natural gas. Although the activity level of deepwater drilling is increasing and has traditionally been less volatile than those of the continental shelf, the majority of drilling in the Gulf of Mexico is still on the continental shelf making the Gulf of Mexico as a whole relatively volatile. The Gulf of Mexico is a highly competitive environment, and variations in the prices of crude oil and natural gas have led to substantial shifts in demand and vessel pricing. We presently expect our activity in the Gulf of Mexico to shift towards deepwater drilling. Our focus is on the deepwater Gulf of Mexico market, where more than half of our U.S. flag vessels are currently located.

The Jones Act generally requires that all vessels engaged in coastwise trade in the U.S. (which includes vessels servicing rigs and platforms in U.S. waters within the Exclusive Economic Zone), must be owned and managed by U.S. citizens, and be built in and registered under the laws of the United States.

The Brazilian government presently permits private investment in the petroleum business and the early bid rounds for certain offshore concessions resulted in extensive commitments by major international oil companies and consortia of independents, many of whom have explored and to some extent will continue to explore the offshore blocks awarded in the lease sales. This has created, to some extent, a demand for deepwater AHTSs and PSVs in support of the drilling and exploration activities that has been met primarily from mobilization of vessels from other regions. In addition, Petrobras, the Brazilian national oil company, continues to expand operations and has recently announced the discovery of several very large reservoirs. This expansion has created, and could continue to create, additional demand for offshore support vessels. We have been active in bidding Brazil’s new offshore support vessel opportunities.

Currently, we operate six vessels in Brazil, including the Brazilian built vessel Austral Abrolhos. We have three PSVs, two AHTSs and an SPV that have operated or will operate in the region under contracts of varying lengths, the earliest of which began in 1990, and the most recent on a multi-year contract scheduled to begin in the third quarter of 2008.

Since 2005, we have operated two AHTS vessels offshore Mexico on five-year primary-term contracts with Pemex. Mexico could be a potentially large market for expanded deepwater activity, provided the government can develop a methodology for operations with non-Mexican international oil companies that works within its constitutional constraints.

In Trinidad, we are supporting a significant drilling campaign for an international operator with three PSVs. Additionally, a fourth PSV is supporting a subsea inspection program for another international oil company. Given recent licensing and exploration activity in nearby locations, including Suriname and Guyana, we anticipate similar activity in Trinidad for the foreseeable future.

Other Markets

We have contracted our vessels outside of our operating segment regions principally on short-term charters in offshore Africa, India and the Mediterranean region. We currently have two of our owned vessels supporting operations offshore India, two owned vessels operating in the Mediterranean region, and two owned and three managed vessel operating or moving to offshore West Africa. We look to our core markets for the bulk of our term contracts; however, when the economics of a contract are attractive, or we believe it is strategically advantageous, we will operate our vessels in markets outside of our core regions. The operations of these vessels are generally managed through offices in the North Sea region.

Seasonality

Operations in the North Sea are generally at their highest levels during the months from April to August and at their lowest levels during December to February. Vessels operating offshore Southeast Asia are generally at their lowest utilization rates during the monsoon season, which moves across the Asian continent between September and early March. The monsoon season for a specific Southeast Asian location is generally about two months. Domestic activity in the U.S. gulf can be lower during the hurricane season. However, operations in any market may be affected by seasonality often related to unusually long or short construction seasons due to, among other things, abnormal weather conditions, as well as market demand associated with increased drilling and development activities.

New Vessel Construction, Acquisition and Divestiture Program, and Drydocking Obligations

The following table illustrates the expected delivery timeline of our current commitments for the 13 new build vessels currently under construction:

	Scheduled			Deadweight	Estimated
Vessel	Delivery Date	Type	Length (Feet)	Tons	Cost
					(In millions)

North Sea Based:
Aker 726	Q4 2009	PSV	284	4,850	$45.4
Aker 727	Q2 2010	PSV	284	4,850	$45.4
Southeast Asia Based:
Sea Cherokee	Q1 2009	AHTS	250	2,700	$24.5
Sea Comanche	Q1 2009	AHTS	250	2,700	$24.4
Americas Based:
Swordfish	Q4 2008	Crew	176	314	$8.1	(1)
Mako	Q4 2008	FSV	181	543	$9.2	(1)
Blacktip	Q2 2009	FSV	181	543	$9.2	(1)
Tiger	Q2 2009	FSV	181	543	$9.2	(1)
Other:
Bender 1	Q4 2009	PSV	245	3,000	$25.5
Bender 2	Q2 2010	PSV	245	3,000	$25.5
Bender 3	Q3 2010	PSV	245	3,000	$25.5
Remontowa 20	Q2 2010	AHTS	230	2,150	$26.9
Remontowa 21	Q3 2010	AHTS	230	2,150	$26.9

(1)	The estimated cost (in millions) does not represent the actual construction costs, but includes our purchase price allocation plus all construction costs payable after the Closing of the Rigdon Acquisition.

Vessel Construction and Acquisitions

During the period 2000-2006, we added 15 new vessels to the fleet as part of our long-range growth strategy — nine in the North Sea, three in the Americas and three offshore Southeast Asia. In continuation of our growth strategy, we committed in 2005 to build six new 10,600 BHP AHTS vessels for a total cost of approximately $140 million. The vessels are of a new design we developed in conjunction with the builder, which incorporates Dynamic Positioning 2 (DP-2) certification and Fire Fighting Class 1 (FiFi-1). They have a large carrying capacity of approximately 2,700 tons. Keppel Singmarine Pte, Ltd. is building these vessels primarily to meet the growing demand of our customer base offshore Southeast Asia. Four of these vessels have been delivered to date beginning with the Sea Cheyenne in October 2007, the Sea Apache in January 2008, the Sea Kiowa in March 2008, and the Sea Choctaw in July 2008. The final two vessels in this group are scheduled for delivery in the first quarter of 2009. As a complement to these six new vessels, during 2006, we took delivery of two new construction vessels, the Sea Guardian and the Sea Sovereign. These vessels are currently under contract in Southeast Asia. Also during 2006, we exercised a right of first refusal granted under the Sea Sovereign purchase contract for an additional vessel, the Sea Supporter, which was delivered in October 2007 and went to work on a term contract in Southeast Asia.

We also agreed to participate in a joint venture with Aker Yards ASA for the construction of two large PSVs, one of which, the Highland Prestige, was delivered early in the second quarter of 2007 and immediately went to work in the North Sea region on a term contract. The second vessel, the North Promise, was delivered at the end of the third quarter 2007 and is also working on a term contract in the North Sea region. At the end of 2005, we purchased 100% of the Highland Prestige from the joint venture, and during the second quarter of 2007 we purchased 100% of the North Promise. Additionally, during the first quarter of 2007, we committed to build two new PSVs, similar to the design of the North Promise and Highland Prestige but with a double hull and various environmental enhancements. Aker Yards ASA will build these vessels at a combined cost of approximately $91 million, with estimated delivery dates in late 2009 and the first half of 2010.

In the third quarter of 2007, we entered into agreements with two shipyards to construct five additional vessels. Bender Shipbuilding & Repair Co., Inc., a Mobile, Alabama based company, was contracted to build three PSVs and Gdansk Shiprepair Yard “Remontowa” SA, a Polish company, was contracted to build two AHTS vessels. The estimated total cost of the five new build vessels is $130 million. The first of these vessels is scheduled to be delivered in the fourth quarter of 2009 and the last of the five is scheduled to be delivered in the third quarter of 2010.

In connection with the Rigdon Acquisition, we acquired construction contracts for six vessels: one PSV; three FSVs; and two crew boats. The Knockout PSV and the Albacore crew boat have been delivered subsequent to the transaction. The remaining FSV and crew boat are to be delivered in the fourth quarter of 2008 and the last two FSVs are to be delivered in the second quarter of 2009. The total of the remaining construction payments on the vessels in the Rigdon new build program that have yet to be delivered is approximately $13 million.

Interest is capitalized in connection with the construction of vessels. During 2007, $6.2 million was capitalized. During the six month period ended June 30, 2008, $4.9 million was capitalized.

Foreign Currency Contracts Related to Construction Contracts

When applicable, we enter into forward currency contracts to minimize our foreign currency exchange risk related to the construction of new vessels. To this end on September 30, 2005, we entered into a forward contract related to the construction of the Highland Prestige. This forward contract was designated as a fair value hedge and was highly effective as the terms of the contract were the same as the purchase commitment. During the term of the hedge, the consolidated balance sheet reflected the change in fair value of the foreign currency contract and the offsetting purchase commitment. The contract expired on March 14, 2007 and upon settlement, the positive foreign currency change of $0.9 million resulting from the change in the fair value of the hedge was reflected as a reduction to the overall construction cost of the vessel.

Additionally during August 2007, we entered into a series of forward currency contracts relative to future milestone payments for the construction of the six Keppel vessels and the two Aker Yards vessels. As of June 30, 2008, the positive foreign currency change on the remaining forward contracts was $11.7 million. The forward contracts are designated as fair value hedges and deemed highly effective with the foreign currency change reflected in the overall construction cost of the vessels.

Vessel Divestitures

Historically, our strategy has been to sell older vessels in our fleet when the appropriate opportunity arises. Consistent with this strategy, in January 2007, we sold the North Prince, one of our oldest North Sea based vessels. The proceeds from this sale were $5.7 million, and we recognized a gain on the sale of $5.0 million. During the course of 2007, we also completed the sale of three small 1981-built AHTSs based in Southeast Asia for proceeds totaling $10.1 million, recognizing a gain of $7.2 million. In the second quarter of 2008, we completed the sale of two pre-1985 built AHTS vessels, the Sea Diligent and the North Crusader, generating sales proceeds of $21.0 million and a gain of $16.4 million, which was recognized in the second quarter of 2008. Additionally, in the third quarter of 2008, we sold the Sem Valiant and the Sea Eagle, each older Southeast Asia based AHTS, the gains from which will be recognized in our third quarter 2008 results. We believe the timing of these sales fit well with our Southeast Asia new build delivery schedule.

Maintenance of Our Vessels and Drydocking Obligations

In addition to repairs, we are required to make expenditures for the certification and maintenance of our vessels, and those expenditures typically increase with age. We expect our drydocking expenditures for the remainder of 2008 to be approximately $6 million, and anticipate approximately $15 million in drydocking expenditures in 2009.

Our Fleet

Currently, we operate a fleet of 92 vessels. Of these vessels, 70 are owned by us (see table below) and 22 are under management for other owners.

		Type			Length	BHP	DWT
Fleet	Vessel	(a)	Flag	Built	(Feet)	(b)	(c)

NORTH SEA BASED	Highland Bugler	LgPSV	UK	2002	221	5,450	3,115
	Highland Champion	LgPSV	UK	1979	265	4,800	3,910
	Highland Citadel	LgPSV	UK	2003	236	5,450	3,200
	Highland Eagle	LgPSV	UK	2003	236	5,450	3,200
	Highland Fortress	LgPSV	UK	2001	236	5,450	3,200
	Highland Monarch	LgPSV	UK	2003	221	5,450	3,115
	Highland Navigator	LgPSV	Panama	2002	275	9,600	4,250
	Highland Pioneer	LgPSV	UK	1983	224	5,400	2,500
	Highland Prestige	LgPSV	UK	2007	284	10,000	4,850
	Highland Pride	LgPSV	UK	1992	265	6,600	3,080
	Highland Rover	LgPSV	Panama	1998	236	5,450	3,200
	Highland Star	LgPSV	UK	1991	265	6,600	3,075
	North Challenger	LgPSV	Norway	1997	221	5,450	3,115
	North Fortune	LgPSV	Norway	1983	264	6,120	3,366
	North Mariner	LgPSV	Norway	2002	275	9,600	4,400
	North Promise	LgPSV	Norway	2007	284	10,000	4,850
	North Stream	LgPSV	Norway	1998	276	9,600	4,585
	North Traveller	LgPSV	Norway	1998	221	5,450	3,115
	North Truck	LgPSV	Norway	1983	265	6,120	3,370
	North Vanguard	LgPSV	Norway	1990	265	6,600	4,000
	Highland Trader(e)	LgPSV	UK	1996	221	5,450	3,115
	Highland Courage	AHTS	UK	2002	260	16,320	2,750
	Highland Valour	AHTS	UK	2003	260	16,320	2,750
	Highland Endurance	AHTS	UK	2003	260	16,320	2,750
	Clwyd Supporter	SpV	UK	1984	266	10,700	1,350
	Highland Spirit	SpV	UK	1998	202	6,000	1,800
	Highland Sprite	SpV	UK	1986	194	3,590	1,442
SOUTHEAST ASIA BASED	Highland Guide	LgPSV	Panama	1999	218	4,640	2,800
	Highland Legend	PSV	Panama	1986	194	3,600	1,442
	Highland Drummer	LgPSV	Panama	1997	221	5,450	3,115
	Sea Apache	AHTS	Panama	2008	250	10,700	2,500
	Sea Cheyenne	AHTS	Panama	2007	250	10,700	2,500
	Sea Guardian	SmAHTS	Panama	2006	191	5,150	1,500
	Sea Intrepid	SmAHTS	Panama	2005	191	5,150	1,500
	Sea Searcher	SmAHTS	Panama	1976	185	3,850	1,215
	Sea Sovereign	SmAHTS	Panama	2006	230	5,500	1,800
	Sea Supporter	AHTS	Panama	2007	225	7,954	2,360
	Sea Choctaw	AHTS	Panama	2008	250	10,700	2,500

		Type			Length	BHP	DWT
Fleet	Vessel	(a)	Flag	Built	(Feet)	(b)	(c)

AMERICAS BASED	Austral Abrolhos(d)	AHTS	Brazil	2004	215	7,100	2,000
	Highland Scout	LgPSV	Panama	1999	218	4,640	2,800
	Highland Piper	LgPSV	Panama	1996	221	5,450	3,115
	Highland Warrior	LgPSV	Panama	1981	265	5,300	4,049
	Sea Kiowa	AHTS	Panama	2008	250	10,700	2,500
	Seapower	SpV	Panama	1974	222	7,040	1,205
	Coloso	AHTS	Mexico	2005	199	5,916	1,674
	Titan	AHTS	Mexico	2005	199	5,916	1,674
	Orleans(f)	PSV	USA	2004	210	6,342	2,586
	Bourbon(f)	PSV	USA	2004	210	6,342	2,586
	Royal(f)	PSV	USA	2004	210	6,342	2,586
	Chartres(f)	PSV	USA	2004	210	6,342	2,586
	Iberville(f)	PSV	USA	2004	210	6,342	2,586
	Bienville(f)	PSV	USA	2005	210	6,342	2,586
	Conti(f)	PSV	USA	2005	210	6,342	2,586
	St. Luis(f)	PSV	USA	2005	210	6,342	2,586
	Toulouse(f)	PSV	USA	2005	210	6,342	2,586
	Esplanade(f)	PSV	USA	2005	210	6,342	2,586
	First and Ten(f)	PSV	USA	2007	190	3,894	1,860
	Double Eagle(f)	PSV	USA	2007	190	3,894	1,860
	Triple Play(f)	PSV	USA	2007	190	3,894	1,860
	Grand Slam(f)	PSV	USA	2007	190	3,894	1,860
	Slam Dunk(f)	PSV	USA	2008	190	3,894	1,860
	Touchdown(f)	PSV	USA	2008	190	3,894	1,860
	Hat Trick(f)	PSV	USA	2008	190	3,894	1,860
	Slap Shot(f)	PSV	USA	2008	190	3,894	1,860
	Homerun(f)	PSV	USA	2008	190	3,894	1,860
	Knockout(g)	PSV	USA	2008	190	3,894	1,860
	Sailfish(f)	Crew	USA	2008	176	7,200	314
	Hammerhead(f)	FSV	USA	2008	181	7,200	543
	Bluefin(f)	Crew	USA	2008	165	7,200	314
	Albacore(g)	Crew	USA	2008	165	7,200	314

(a) Legend:	LgPSV — Large platform supply vessel
PSV — Platform supply vessel
AHTS — Anchor handling, towing and supply vessel
SmAHTS — Small anchor handling, towing and supply vessel
SpV — Specialty vessel, including towing and oil spill response
FSV — Fast Supply Vessel
Crew — Crewboats

(b)	Brake horsepower.

(c)	Deadweight tons.

(d)	The Austral Abrolhos is subject to an annual right of its charterer to purchase the vessel during the term of the charter, which commenced May 2, 2003 and, subject to the charterer’s right to extend, terminates

May 2, 2016, at a purchase price in the first year of approximately $26.8 million declining to an adjusted purchase price of approximately $12.9 million in the thirteenth year.

(e)	The Highland Trader was formerly named Safe Truck.

(f)	Denotes the 22 completed vessels acquired as part of the Rigdon Acquisition.

(g)	Denotes the two vessels from the Rigdon new build program that have been delivered subsequent to the Rigdon Acquisition.

The table above does not include the 22 managed vessels.

Customers, Contract Terms and Competition

Our principal customers are major integrated oil and natural gas companies, large independent oil and natural gas exploration and production companies working in international markets, and foreign government-owned or controlled oil and natural gas companies. Additionally, our customers also include companies that provide logistic, construction and other services to such oil and natural gas companies and foreign government organizations. Generally our contracts are industry standard time charters for periods ranging from a few days or months to more than five years. While certain contracts do contain cancellation provisions, the contracts are generally not cancelable except for unsatisfactory performance by the vessel. During 2006, under multiple contracts in the ordinary course of business, one customer, Royal Dutch Shell, accounted for 10.4% of total consolidated revenue. In 2005, BP accounted for 11.0% of our total consolidated revenue. No single customer accounted for 10% or more of our total consolidated revenue for 2007 or during the first six months of 2008.

Contract or charter durations vary from single-day to multi-year in length, based upon many different factors that vary by market. Additionally, there are “evergreen” charters (also known as “life of field” or “forever” charters), and at the other end of the spectrum, there are “spot” charters and “short duration” charters, which can vary from a single voyage to charters of less than six months. Longer duration charters are more common where equipment is not as readily available or specific equipment is required. In the North Sea region, multi-year charters have been more common and constitute a significant portion of that market. Term charters in the Southeast Asia region have historically been less common than in the North Sea and generally less than two years in length. Recently, however, consistent with the change in the demand in the region, Southeast Asia contract periods are extending out further in time. In addition, charters for vessels in support of floating production are typically “life of field” or “full production horizon charters”. As a result of options and frequent renewals, the stated duration of charters may have little correlation with the length of time the vessel is actually contracted to a particular customer.

Bareboat charters are contracts for vessels, generally for a term in excess of one year, whereby the owner transfers all market exposure for the vessel to the charterer in exchange for an arranged fee. The charterer has the right to market the vessel without direction from the owner. Currently, we have no third party bareboat chartered vessels in our fleet.

Managed vessels add to the market presence of the manager but provide limited direct financial contribution. Management fees are typically based on a per diem rate and are not subject to fluctuations in the charter hire rates. The manager is typically responsible for disbursement of funds for operating the vessel on behalf of the owner. Currently, we have 22 vessels under management.

Substantially all of our charters are fixed in British Pounds, Norwegian Kroner, Euros, U.S. Dollars, or Brazilian Reais. We attempt to reduce currency risk by matching each vessel’s contract revenue to the currency in which its operating expenses are incurred.

We compete with approximately 15 competitors in the North Sea market and numerous small and large competitors in the Southeast Asia and Americas markets. We compete principally on the basis of suitability of equipment, price and service. Also, in certain foreign countries, preferences are given to vessels owned by local companies. We have attempted to mitigate some of the impact of such preferences through affiliations with local companies. Some of our competitors have significantly greater financial resources than we do.

Fleet Availability

A portion of our available fleet is committed under contracts of various terms. The following table outlines the percentage of our forward days under contract as of July 22, 2008 and June 30, 2007 (the most recent and comparable numbers available):

	As of July 22, 2008		As of June 30, 2007(1)
	2008	2009	2007	2008
	Vessel Days	Vessel Days	Vessel Days	Vessel Days

North Sea-Based Fleet	90%	56%	81%	69%
Southeast Asia-Based Fleet	98%	69%	64%	18%
Americas-Based Fleet	88%	44%	100%	88%
Overall Fleet	90%	53%	79%	58%

(1)	2007 data does not include forward days under contract for the vessels acquired in the Rigdon Acquisition.

These commitments provide us with a forward view of vessel earnings before interest, taxes, depreciation and amortization, or EBITDA, in the respective periods based on the contract rates that are in effect on each of the contracts comprising the forward days less the estimated costs of operating the vessels in each geographical area. The increase in the percentage of contracted days at July 22, 2008, as compared to June 30, 2007, for the current year is a result of securing a number of charters in the Southeast Asia region on terms longer than historical averages, and our strategy of optimizing the fleet availability in the North Sea to both take advantage of spot market opportunities and attractive term charters.

Environmental and Government Regulation

We must comply with extensive government regulation in the form of international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate and are registered. These conventions, laws and regulations govern ownership and operation of vessels; oil spills and other matters of environmental protection; worker health, safety and training; construction and operation of vessels; and vessel and port security. Our operations are subject to extensive governmental regulation by the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service, and their foreign equivalents, and to regulation by private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, while the Customs Service is authorized to inspect vessels at will. We believe that we are in material compliance with all applicable laws and regulations.

Government Regulations

We are subject to the Merchant Marine Act of 1936, which provides that, upon proclamation by the President of a national emergency or a threat to the security of the national defense, the Secretary of Transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (which includes United States corporations), including vessels under construction in the United States. If one of the vessels in our fleet were purchased or requisitioned by the federal government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire. However, we would not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our vessels.

Under Section 27 of the Merchant Marine Act of 1920, also known as the Jones Act, the privilege of transporting merchandise or passengers for hire in the coastwise trade in U.S. territorial waters is restricted to only those vessels that are owned and managed by U.S. citizens and are built in and registered under the laws of the United States. A corporation is not considered a U.S. citizen unless:

•	the corporation is organized under the laws of the U.S. or of a state, territory or possession thereof,

•	each of the president or other chief executive officer and the chairman of the board of directors is a U.S. citizen,

•	no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business are non-U.S. citizens, and

•	at least 75% of the interest in such corporation is owned by U.S. citizens.

If we should fail to comply with such requirements, our vessels would lose their eligibility to engage in coastwise trade within U.S. territorial waters during the period of such non-compliance. Currently, we meet the requirements to engage in coastwise trade, and are reviewing and evaluating what additional actions, if any, may be implemented to insure compliance with the Jones Act.

Environmental Regulations

Our operations are subject to a variety of federal, state, local and international laws and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection. As some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, we could be subject to liability even if we were not negligent or at fault. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, including charterers. Failure to comply with applicable laws and regulations may result in the imposition of administrative, civil and criminal penalties, revocation of permits, issuance of corrective action orders and suspension or termination of our operations. Environmental laws and regulations may change in ways that substantially increase costs, impose additional requirements or restrictions which could adversely affect our financial condition and results of operations. We believe that we are in substantial compliance with currently applicable environmental laws and regulations.

The International Maritime Organization, or IMO, has made the regulations of the International Safety Management Code, or ISM Code, mandatory. The ISM Code provides an international standard for the safe management and operation of ships, pollution prevention and certain crew and vessel certifications which became effective on July 1, 2002. IMO has also adopted the International Ship & Port Facility Security Code, or ISPS Code, which became effective on July 1, 2004. The ISPS Code provides that owners or operators of certain vessels and facilities must provide security and security plans for their vessels and facilities and obtain appropriate certification of compliance. We believe all of our vessels presently are certificated in accordance with ISPS Code. The risks of incurring substantial compliance costs, liabilities and penalties for non-compliance are inherent in offshore marine operations.

The Clean Water Act imposes strict controls on the discharge of pollutants into the navigable waters of the United States. The Clean Water Act also provides for civil, criminal and administrative penalties for any unauthorized discharge of oil or other hazardous substances in reportable quantities and imposes liability for the costs of removal and remediation of an unauthorized discharge. Many states have laws that are analogous to the Clean Water Act and also require remediation of accidental releases of petroleum in reportable quantities. Our vessels routinely transport diesel fuel to offshore rigs and platforms and also carry diesel fuel for their own use. We maintain response plans as required by the Clean Water Act to address potential oil and fuel spills on either our vessels or our shore-base facility.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as “CERCLA” or “Superfund,” and similar laws, impose liability for releases of hazardous substances into the environment. CERCLA currently exempts crude oil from the definition of hazardous substances for purposes of the statute, but our operations may involve the use or handling of other materials that may be classified as hazardous substances. CERCLA assigns strict liability to each responsible party for all response costs, as well as natural resource damages and thus we could be held liable for releases of hazardous substances that resulted from operations by third parties not under our control or for releases associated with practices performed by us or others that were standard in the industry at the time.

The Resource Conservation and Recovery Act regulates the generation, transportation, storage, treatment and disposal of onshore hazardous and non-hazardous wastes and requires states to develop programs to ensure the safe disposal of wastes. We generate non-hazardous wastes and small quantities of hazardous wastes in connection with routine operations. We believe that all of the wastes that we generate are handled in all material respects in compliance with the Resource Conservation and Recovery Act and analogous state statutes.

We believe that we are in compliance with the laws and regulations to which we are subject. We are not a party to any material pending regulatory litigation or other proceeding and we are unaware of any threatened litigation or proceeding, which, if adversely determined, would have a material adverse effect on our financial condition or results of operations. However, the risks of incurring substantial compliance costs, liabilities and penalties for noncompliance are inherent in offshore marine services operations. Compliance with Jones Act, as well as with environmental, health, safety and vessel and port security laws increases our costs of doing business. Additionally, these laws change frequently. Therefore, we are unable to predict the future costs or other future impact of Jones Act, environmental, health, safety and vessel and port security laws on our operations. There can be no assurance that we can avoid significant costs, liabilities and penalties imposed on us as a result of government regulation in the future.

Employees

At August 31, 2008, we had approximately 1,750 employees located principally in the United States, the United Kingdom, Norway, Southeast Asia, and Brazil. Through our contract with a crewing agency, we participate in the negotiation of collective bargaining agreements for approximately 1,000 contract crew members who are members of two North Sea unions, under evergreen employment agreements, and a Mexican union. Wages are renegotiated annually in the second half of each year for the North Sea union. We have no other collective bargaining agreements; however, we do employ crew members who are members of national unions but we do not participate in the negotiation of those collective bargaining agreements. Relations with our employees are considered satisfactory. To date, our operations have not been interrupted by strikes or work stoppages.

Properties

Our principal executive offices are located in Houston, Texas. For local operations, we have offices and warehouse facilities in: Singapore; Aberdeen, Scotland; Liverpool, England; Sandnes, Norway; Macae, Brazil; Paraiso, Mexico; and Covington, St. Rose and Youngsville, Louisiana. All facilities, except one owned facility in Aberdeen, Scotland, are leased. Our operations generally do not require highly specialized facilities, and suitable facilities are generally available on a lease basis as required.

Long-Term Debt

Revolving Loan Facility

We currently have a $175 million Secured Reducing Revolving Loan Facility with a syndicate of financial institutions led by Den Norske Bank, as agent. The multi-currency facility is structured as follows: $25 million allocated to GulfMark Offshore, Inc.; $60 million allocated to Gulf Offshore N.S. Limited, a U.K. wholly owned subsidiary; $30 million allocated to GulfMark Rederi AS, a Norwegian wholly owned subsidiary; and $60 million allocated to Gulf Marine Far East Pte Ltd., a wholly owned Singapore subsidiary. The facility matures in 2013 and the maximum availability begins to reduce in increments of $15.2 million every six months beginning in December 2011, with a final reduction of $129.5 million in June 2013. Security for the facility is provided by first priority mortgages on certain vessels and a negative pledge over other vessels. The interest rate ranges from LIBOR plus a margin of 0.7% to 0.9% depending on our EBITDA coverage ratio. During the second quarter of 2008 we borrowed approximately $140.9 million under this facility to fund the cash portion of the Rigdon Acquisition and as of September 5, 2008 have approximately $129.9 million borrowed under this facility.

Senior Notes

On July 21, 2004, we issued $160 million aggregate principal amount of 7.75% senior notes due 2014. The 7.75% senior notes pay interest semi-annually on January 15 and July 15, commencing January 15, 2005, and contain the following redemption provisions:

•	Prior to July 15, 2009, we may redeem all or part of the 7.75% senior notes by paying a make-whole premium, plus accrued and unpaid interest and, if any, liquidation damages.

•	The 7.75% senior notes may be called beginning on July 15 of 2009, 2010, 2011, and 2012 and thereafter at redemption prices of 103.875%, 102.583%, 101.292% and 100% of the principal amount respectively plus accrued interest.

The 7.75% senior notes are general unsecured obligations and rank equally in right of payment with all existing and future unsecured senior indebtedness and are senior to all future subordinated indebtedness. The 7.75% senior notes are effectively subordinated to all future secured obligations to the extent of the assets securing such obligations and all existing and future indebtedness and other obligations of our subsidiaries and trade payables incurred in the ordinary course of business. Under certain circumstances, our payment obligations under the 7.75% senior notes may be jointly and severally guaranteed on a senior unsecured basis by one or more of our subsidiaries.

The indenture under which the 7.75% senior notes are issued imposed operating and financial restrictions on us. These restrictions affect, and in many cases limited or prohibited, among other things, our ability to incur additional indebtedness, make capital expenditures, create liens, sell assets and make cash dividends or other payments. We are currently in compliance with all indenture covenants.

On July 1, 2008, in conjunction with the Rigdon Acquisition, we assumed and restructured the following:

Senior Secured Credit Facility Agreement (“Senior Facility”)

The $224 million Senior Facility is with a syndicate of banks led by DVB Bank NV, as Agent. The Senior Facility matures on June 30, 2010. As of August 31, 2008, approximately $159 million was outstanding under the Senior Facility. The Senior Facility bears interest at the rate of Libor plus 125 basis points and is due at the rate of 0.833% per month of the outstanding principal on each vessel beginning one month after delivery of the vessel with a final payment due on maturity. Rigdon has interest rate swap agreements for a portion of the Senior Facility indebtedness that has the effect of fixing the interest rate at 4.728% on approximately $106 million of the Senior Facility. The interest rate swaps are accounted for as cash flow hedges.

The Senior Facility is subject to financial covenants consistent with those of our Secured Reducing Revolving Credit Loan Facility, contains customary other covenants and events of default, and is secured by a Preferred Fleet Mortgage on each vessel financed under the Senior Facility. Twenty-three vessels currently secure the Senior Facility. Additional fees will be due to the lenders if the Senior Facility is not refinanced prior to December 31, 2009.

Subordinated Secured Credit Facility Agreement (“Subordinated Facility”)

The $85 million Subordinated Facility is with DVB Bank NV and is fully drawn. The Subordinated Facility bears interest at the rate of Libor plus 200 basis points and matures on June 30, 2010. There are no scheduled principal repayments before the maturity date and no principal payments may be made until the Senior Facility is repaid in full.

The Subordinated Facility is also subject to the same financial covenants as the Senior Facility and contains customary other covenants and events of default. The facility is secured by a Subordinated Second Fleet Mortgage on 20 vessels and a subordination agreement which grants the Senior Facility lenders certain preferences over the Subordinated Facility lenders for payments of principal and interest and in exercising remedies over the security interests held by them. Additional fees will be due to the lenders if the Subordinated Facility is not refinanced prior to December 31, 2009.

We have guaranteed the indebtedness of Rigdon under both the Senior Facility and the Subordinated Facility. In the guaranty, we have agreed to financial covenants that are consistent with those in our existing Secured Reducing Revolving Credit Loan Facility.

Liquidity and Capital Resources

Our ongoing liquidity requirements are generally associated with our need to service debt, fund working capital, maintain our fleet, acquire or improve equipment and make other investments. Since inception, we have been active in the acquisition of additional vessels through both the resale market and new construction. Bank financing, equity capital and internally generated funds have historically provided funding for these activities. Internally generated funds are directly related to fleet activity and vessel day rates, which are generally dependent upon the demand for our vessels which is ultimately determined by the supply and demand for crude oil and natural gas.

New build commitments are approximately $35 million for the remainder of 2008, $83 million for 2009, and $68 million for 2010. Interest expense at current rates and assuming no additional draws, will be approximately $16 million for the last six months of 2008 and approximately $31 million for 2009. Minimum repayments under our existing debt arrangements are approximately $10 million for the last six months of 2008 and approximately $22 million for 2009. The aforementioned commitments total $61 million for the remainder of 2008, and $136 million for 2009. These amounts are anticipated to be paid by a combination of cash on hand and cash from operations.

In addition, we are required to make expenditures for the certification and maintenance of our vessels, and those expenditures typically increase with age. We expect our drydocking expenditures for the remainder of 2008 to be approximately $6 million, and anticipate approximately $15 million in drydocking expenditures in 2009.

At August 31, 2008, we had approximately $86 million of cash on hand, approximately $45 million of borrowing capacity under our revolving loan facility, and the ability to borrow approximately $35 million under the Senior Facility upon the delivery of the remaining crew boats and fast supply vessels currently under construction. It is currently anticipated that excess cash on hand will be used to pay down borrowings in advance of their stated maturities.

We anticipate that cash on hand and future cash flow from operations for the remainder of 2008, for 2009, and for 2010 will be adequate to repay our debts due and payable during such period, to fund our new build commitments, to complete scheduled drydockings, to make normal recurring capital additions and improvements and to meet operating and working capital requirements. However, this expectation is dependent upon the success of our operations.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital. We may temporarily invest funds we receive from the sale of securities by us that we do not immediately need for these purposes.

We will not receive any of the proceeds from the sale of shares of common stock by the Selling Security Holders under this prospectus and any related prospectus supplement. See “Selling Security Holders”.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated below was as follows:

Six Months Ended June 30,		Years Ended December 31,
2007	2008	2003	2004	2005	2006	2007

8.96	11.34	0.93(1)	0.72(1)	2.94	6.02	9.53

(1)	The dollar amount of the deficiency in the ratio of earning to fixed charges was $1,097 thousand and $5,426 thousand in the years ended December 31, 2003 and 2004, respectively.

Our ratios of earnings to fixed charges are calculated by dividing earnings by fixed charges for the period indicated, where:

•	“earnings” is defined as consolidated income or loss from continuing operations plus income taxes, minority interest and fixed charges, except capitalized interest; and

•	“fixed charges” is defined as consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expense deemed to be equivalent to interest.

Because we have no preferred stock issued and outstanding, dividends relating to preferred stock are not included in the calculation of fixed charges.

DIVIDEND POLICY

We have not declared or paid cash dividends during the past five years. Pursuant to the terms of the indenture under which our senior notes are issued, we may be restricted from declaring or paying dividends; however, we currently anticipate that, for the foreseeable future, any earnings will be retained for the growth and development of our business. The declaration of dividends is at the discretion of our Board of Directors. Our dividend policy will be reviewed by the Board of Directors at such time as may be appropriate in light of future operating conditions, dividend restrictions of subsidiaries and investors, financial requirements, general business conditions and other factors.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of common stock, preferred stock, debt securities, or warrants to purchase common stock. The Selling Security Holders may sell in one or more offerings up to 1,187,952 shares of our common stock. This prospectus contains a summary of the general terms of the various securities that we or the Selling Security Holders may offer.

DESCRIPTION OF COMMON STOCK

General

Our certificate of incorporation, as amended from time to time, authorizes us to issue up to 30,000,000 shares of common stock, par value $0.01 per share, and up to 2,000,000 shares of preferred stock, without par value. As of September 10, 2008, 25,052,837 shares of common stock and no shares of preferred stock were outstanding. Our common stock is listed on the New York Stock Exchange under the symbol “GLF.” We have summarized certain provisions of our certificate of incorporation, as amended, and bylaws below, but you should read them for a more complete description of the rights of holders of our common stock.

Voting Rights

Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders. Unless otherwise provided in the Bylaws, the Certificate of Incorporation, a Preferred Stock

Designation or other laws of the State of Delaware, all questions are decided by a majority vote of those shares present and voting. Holders of common stock do not have any cumulative voting rights.

Removal of Directors; Filling Vacancies on Board of Directors; Size of the Board

Our directors may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies in a directorship or newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum. Any director elected to fill a vacancy on the board serves for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred. The number of directors is fixed from time to time by the board, but shall not be less than three nor more than 15 persons. Currently, we have ten directors.

Special Meetings of the Stockholders

Our bylaws provide that a special meeting of stockholders may be called by our chairman of the board upon written request by the board of directors. Our stockholders do not have the power to call a meeting.

Dividends

Subject to any preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive dividends at such times and amounts as may be declared by our board of directors. We have no specific plans to pay any cash dividends on our common stock in the foreseeable future. Certain of our financing arrangements restrict the payment of cash dividends.

Liquidation or Dissolution

In the event we liquidate, dissolve, or wind up our affairs, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.

Other Provisions

Shares of our common stock are not redeemable and have no subscription, conversion, or preemptive rights.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Provisions of Our Certificate of Incorporation and Bylaws

We are a Delaware corporation. Certain Delaware laws are designed in part to make it more difficult and time consuming for a person to obtain control of our company. These provisions reduce our vulnerability to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of our stockholders to influence governance of our company.

We have summarized certain provisions of our certificate of incorporation and bylaws below, but you should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

Limitation of Directors’ Liability

Our certificate of incorporation, as amended, contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law or any other applicable laws. Under the Delaware General Corporation Law, our directors are not liable for a breach of his or her duty except for liability for:

•	a breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	dividends or stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction from which he or she receives an improper personal benefit.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the Delaware General Corporation Law and not for violations of other laws such as the federal securities laws.

As a result of these provisions in our certificate of incorporation, as amended, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

Delaware Section 203

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any “interested stockholder.” An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15 percent or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

•	the corporation’s board of directors prior to the date the interested stockholder became an interested stockholder; or

•	the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

Currently, we do not have a stockholder that owns more than 15% of our common stock. If a stockholder acquired more than 15% of our common stock through this offering, then such stockholder would be subject to the restrictions under Section 203.

DESCRIPTION OF PREFERRED STOCK

General

Our certificate of incorporation authorizes us to issue, without stockholder approval, up to 2,000,000 shares of preferred stock, without par value. As of the date of this prospectus, we have not issued any preferred stock. Our board of directors may from time to time authorize us to issue one or more series of preferred stock and may fix the designation, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series.

As a result, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

The particular terms of any series of preferred stock that we offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms must include:

•	the designation of the series, which may be by distinguishing number, letter and title;

•	the number of shares of the series;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, or the method of calculation, including whether dividends shall be cumulative or non-cumulative;

•	the dates at which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any;

•	the terms and amount of any sinking fund;

•	the liquidation preference per share;

•	whether the shares of the series shall be convertible, and if so, the specification of the securities into which such preferred stock is convertible;

•	the conversion price or prices or rates, and any adjustments thereof, the dates as of which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities from time to time in one or more series. The following description, together with any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus and any related indenture or supplemental indenture. We currently have an indenture, dated July 21, 2004, the “Indenture”, between us and U.S. Bank National Association, as trustee. We could issue debt securities under the Indenture, a supplemental indenture, or a new indenture. We will set forth the terms of such debt securities in the applicable prospectus supplement. A form of debt securities indenture is an exhibit to this registration statement of which this prospectus is a part. This form sets forth general terms of the indenture which would likely govern debt securities issued as part of this offering. We will file with the SEC the indenture governing any such debt securities, if not the existing Indenture, and the applicable prospectus supplement will provide more information on its terms.

We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The Indenture, a new indenture and any supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the Indenture, a new indenture and any supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:

•	the designation or title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the percentage of the principal amount at which debt securities will be issued;

•	any terms relating to the subordination of the debt securities;

•	whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

•	the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

•	the date or dates on which the debt securities will mature;

•	the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

•	the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

•	the place or places where payments on the debt securities will be payable;

•	whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

•	the denominations in which the debt securities will be issuable;

•	any index or formula used to determine the amount of payments on the debt securities;

•	the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities, if that amount is other than the principal amount;

•	the terms of any guarantee of the payment of amounts due on the debt securities;

•	any restrictive covenants for the benefit of the holders of the debt securities;

•	the events of default with respect to the debt securities; and

•	any other terms of the debt securities.

Priority of the Debt Securities

Unless otherwise described in a supplemental prospectus, the debt securities will be our general unsecured obligations and will rank pari passu (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of insolvency, our creditors who are holders of secured indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the debt securities.

With respect to any offering of debt securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of our outstanding indebtedness as of the end of our most recent fiscal quarter.

Guarantees

We do not anticipate that our subsidiaries would initially guarantee our obligations under the debt securities, but under certain circumstances, they could be required to become guarantors. If a guarantee is required, it would likely require a full and unconditional guarantee of our obligations under the debt securities on a joint and several basis subject to the limitation described in the next paragraph. If we defaulted in payment of the principal of, or premium, if any, or interest on, the debt securities, the guarantors, jointly and severally, would likely be unconditionally obligated to duly and punctually make such payments. The prospectus supplement for a particular issue of debt securities will describe any subsidiary guarantors and any material terms of the guarantees for such securities.

Each guarantor’s obligations will be limited to the lesser of the following amounts:

•	the aggregate amount of our obligations under the debt securities and the indenture;

•	and the amount, if any, which would not have rendered such guarantor “insolvent” under Federal or appropriate state law as will be designated in the indenture, or have left it with unreasonably small capital, at the time it entered into the guarantee.

Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

Form and Denominations

The debt securities will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof, unless otherwise specified in a prospectus supplement.

Transfer and Exchange

You may transfer or exchange notes in accordance with the indenture. The registrar and trustee may require you, among other things, to furnish appropriate endorsements and transfer documents and we may require you to pay any taxes and fees required by law or permitted by the indenture. We may not be required to transfer or exchange any note selected for redemption. Also, we may not be required to transfer or exchange any note for a period of 15 days before a selection of notes is to be redeemed.

As a registered holder of the note, you will be treated as the owner of it for all purposes.

Redemption

Unless otherwise provided in the applicable prospectus supplement, we may redeem the debt securities at our option on the terms set forth in the indenture. Upon the occurrence of either a change of control (as defined in the indenture) or certain asset sales, we may be required to offer to purchase outstanding debt securities, in whole or in part, if we have sale proceeds exceeding some reasonable amount which will be provided for in the indenture and consistent with the industry and the sale proceeds are not timely applied toward repayment of debt or investment in other assets useful to our business.

Payment and Paying Agents

Unless otherwise provided in a prospectus supplement, we will pay interest to you semi-annually in arrears on each January 15 and July 15 if you are a direct holder listed in the trustee’s records at the close of business on the immediately preceding January 1 and July 1. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks to the holders of the debt securities.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as The Depository Trust Company, which represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. A global security may be transferred as a whole only as follows:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary or participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by, the depositary and its participants.

We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

Unless otherwise indicated in the applicable prospectus supplement, owners of beneficial interests in a global security will be entitled to have the debt securities represented by such global security registered in their names and will be entitled to receive physical delivery of such debt securities in definitive form upon the terms set forth in the indenture. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.

If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Covenants

With respect to each series of debt securities, we will be required to:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver certain periodic reports to the holders of the debt securities at the times set forth in the indenture;

•	provide to the trustee within 90 days after the end of each fiscal year a certificate regarding our compliance with the obligations and covenants in the indenture; and

•	pay any material taxes.

The indenture for the debt securities may contain covenants limiting our ability, or the ability of our subsidiaries, to:

•	incur additional debt (including guarantees);

•	make certain payments;

•	engage in other business activities;

•	issue other securities;

•	dispose of assets;

•	enter into certain transactions with our subsidiaries and other affiliates;

•	incur liens; and

•	enter into certain mergers and consolidations involving us and our subsidiaries.

Any additional covenants will be described in the applicable prospectus supplement.

Unless we state otherwise in the applicable prospectus supplement, we will agree not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a person) or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

•	we are the surviving corporation or the entity or person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition shall have been made is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia,

•	the entity or person formed by or surviving any such consolidation or merger (if not us) or the entity or person to which such sale, lease conveyance, transfer or other disposition shall have been made, assumes all of our obligations under the debt securities and any indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately before and after such transaction, no default or event of default shall have occurred; and

•	except in the case of a merger of us with or into certain of our subsidiaries, we or the entity or the person formed by or surviving such transaction (if not us) will be able to incur additional indebtedness under the indenture after giving effect to the transaction.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, an “event of default” with respect to the debt securities under the indenture means:

•	our default for 30 days in payment of any interest on the debt securities;

•	our default in payment of any principal or premium on the debt securities of the series upon maturity or otherwise;

•	our default in the observance of certain covenants as set forth in the indenture;

•	our default, for 60 days after delivery of written notice, in the observance or performance of other covenants;

•	our default in the payment of our other indebtedness;

•	bankruptcy, insolvency or reorganization events relating to us or our subsidiaries;

•	the entry of a judgment in excess of the amount specified in the indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

•	any other event of default included in the indenture or any supplemental indenture and described in the prospectus supplement.

The consequences of an event of default, and the remedies available under the indenture or any supplemental indenture, will vary depending upon the type of event of default that has occurred.

Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing, then either the trustee or the holders of at least 25% of the principal amount specified in the indenture or any supplemental indenture of the outstanding debt securities may declare the principal of all the affected debt securities and interest accrued to be due and payable immediately.

Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

Under conditions specified in the indenture and any supplemental indenture, the holders of a majority of the principal amount of the debt securities may annul or waive certain declarations and defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on the debt securities.

The indenture may provide that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will have no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in the indenture and any supplemental indenture for the indemnification of the trustee and other limitations specified in those documents, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee relating to the debt securities.

If you hold debt securities, you will not be permitted under the terms of the indenture or any supplemental indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium, or interest or other amounts) unless:

•	you have given the trustee written notice of the default and its continuance;

•	holders of not less than 25% in principal amount of the debt securities issued under the indenture have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

•	the trustee has not instituted the action within 60 days of the request; and

•	during such 60-day period, the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities issued under the indenture.

Defeasance Provisions Applicable to the Debt Securities

Unless otherwise specified in a prospectus supplement, under the indenture or any supplemental indenture, we, at our option,

•	will be discharged from our obligations in respect of the debt securities under the indenture (except for certain obligations relating to the trustee and obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

•	need not comply with certain restrictive covenants of the indenture or supplemental indenture,

in each case, if we irrevocably deposit, in trust with the trustee, money or U.S. government obligations which through the payment of interest and principal will provide money sufficient to pay all the principal of, and interest and premium, if any, on, the debt securities on the dates on which such payments are due. We must also specify whether the debt securities are being defeased to maturity or to a particular redemption date.

To exercise either of the above options, no default or event of default shall have occurred or be continuing on the date of such deposit, and such defeasance must not result in a breach of or constitute a default under any material agreement to which we are bound. Unless otherwise specified in a prospectus supplement, we also must deliver a certificate stating that the deposit was not made with the intent of preferring holders of the debt securities over our other creditors. In addition, we must deliver to the trustee an opinion of counsel that:

•	the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS,

•	after the 91st day following the deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws, and

•	all conditions precedent relating to the defeasance have been complied with.

Modification and Waiver

We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by the modification. However, unless indicated otherwise in the applicable prospectus supplement, the provisions of the indenture may not be modified without the consent of each holder of debt securities affected thereby if the modification would:

•	reduce the principal of or change the stated maturity of any such debt securities;

•	waive certain provisions regarding redemption in a manner adverse to the rights of any holder of such debt securities;

•	reduce the rate of or change the time for payment of interest on such debt securities;

•	waive a default in the payment of principal or interest on such debt securities;

•	change the currency in which any of such debt securities are payable;

•	waive a redemption payment with respect to such debt securities (other than as specified in the indenture); or

•	change the provisions of the indenture regarding waiver and amendment.

The Trustee

We will include information regarding the trustee in the prospectus supplement relating to any series of debt securities. If any event of default shall occur (and be continuing) under the indenture or any supplemental indenture, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indenture, any supplemental indenture, and the provisions of the Trust Indenture Act incorporated by reference thereby, will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it for claims as security or otherwise.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provisions;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

Unless otherwise specified in a prospectus supplement, the warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the warrant.

Exercise of Warrants

To exercise the warrants, the holder must provide the warrant agent with the following:

•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

SELLING SECURITY HOLDERS

This prospectus relates in part to the resale of up to 1,187,952 shares of our common stock held by the Selling Security Holders listed below. The Selling Security Holders acquired these shares from us in a private offering pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in connection with the Rigdon Acquisition. The shares offered hereby include only a portion of the 2,085,700 shares of our common stock that we issued in connection with the Rigdon Acquisition. The holders of the remaining 897,748 shares did not elect to participate in this registration. The registration statement of which this prospectus is a part has been filed pursuant to registration rights granted to the Selling Security Holders in connection with the acquisition.

The shares offered hereby are being registered to permit sales thereof as and when the Selling Security Holders’ lock-ups expire, as described below. The Selling Security Holders, including their donees, pledgees, transferees or other successors-in-interest, may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to resell all or any portion of such shares, nor are the Selling Security Holders obligated to resell any shares immediately under this prospectus.

Under the terms of the registration rights agreement between us and the Selling Security Holders, we will pay all expenses incident to the registration of the shares of common stock, including, without limitation, all registration and filing fees, fees and expenses of compliance with Blue Sky Laws, printing expenses, messenger and delivery expenses, and our fees and expenses of counsel and all independent certified public accountants and other persons retained by us, except that the Selling Security Holders will pay all underwriting discounts and commissions, if any, and transfer taxes, if any, relating to the sale of the shares and the fees and expenses of their own counsel. Our expenses for the registration of the shares of common stock owned by the Selling Security Holders are estimated to be $26,315.

The table below sets forth certain information known to us, based upon written representations from the Selling Security Holders, with respect to the beneficial ownership of our shares of common stock held by each of the Selling Security Holders as of September 4, 2008. Because the Selling Security Holders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus or may acquire other shares of our common stock not covered by this prospectus, we cannot determine the number of such shares that will ultimately be sold, transferred or otherwise disposed of by the Selling Security Holders pursuant to this prospectus, or the amount or percentage of shares of our common stock that will continue to be held by the Selling Security Holders upon termination of this or any offering hereunder or pursuant to any prospectus supplement in connection herewith. See “Plan of Distribution”. For purposes of the table below, however, we assume that the Selling Security Holders will sell all their shares of common stock covered by this prospectus and will acquire no additional shares of our common stock.

In the table, the percentage of shares beneficially owned is based on 25,736,639 shares of our common stock outstanding as of September 10, 2008, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Each person has sole voting and investment power (or shares such powers with his or her spouse) of the shares of common stock shown as beneficially owned.

				After the Offering (Assuming all Shares of Common Stock being Offered hereby are Sold)
	Prior to the Offering		Number of	Number of
	Number of		Shares of	Shares of
	Shares of	Percent of	Common	Common	Percent of
	Common Stock	Shares of	Stock being	Stock	Shares of
	Beneficially	Common Stock	Registered	Beneficially	Common Stock
Names of Selling Security Holder	Owned	Outstanding	for Resale	Owned	Outstanding
Bourbon Offshore	902,758	3.5	902,758	0	0
James A. Harkness	64,817	*	64,817	0	0
William L. Guice, IV	64,817	*	64,817	0	0
Robert Gebhardt	64,817	*	64,817	0	0
John Teague	25,927	*	25,927	0	0
Nathan Guice	12,963	*	12,963	0	0
Kenneth W. Dawson	12,963	*	12,963	0	0
Thomas Sweeney	12,963	*	12,963	0	0
Jay Martin	12,963	*	12,963	0	0
David Darling	6,482	*	6,482	0	0
Edward Goerig	6,482	*	6,482	0	0

*	Less than 1%.

We prepared this table based on the information supplied to us by the Selling Security Holders named in the table on or before September 11, 2008. Information about the Selling Security Holders may change from time to time. To our knowledge, none of the Selling Security Holders are affiliates of any broker-dealers.

PLAN OF DISTRIBUTION

Offering and Sale of Securities

We and the Selling Security Holders (including their donees, pledgees, transferees and other successors-in-interest) may sell the securities from time to time as follows:

•	through brokers or agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In some cases, we or the Selling Security Holders, or dealers acting with or on behalf of the Selling Security Holders or us, may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The shares of our common stock held by the Selling Security Holders are being registered to permit sales of these shares from time to time after the date of this prospectus as and when a lock-up period has expired, as described under “Transfer Restrictions” below. Registration of the shares of our common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The securities we or the Selling Security Holders distribute may be sold in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

These sales may be effected in transactions:

•	on the New York Stock Exchange or any other national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses, which are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of our common stock, the Selling Security Holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares of common stock in the course of hedging their positions. The Selling Security Holders may also sell shares of common stock short and deliver shares to close out short positions, or loan or pledge shares of common stock to broker-dealers who in turn may sell such shares of common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Security Holder and any underwriter, broker, dealer or agent regarding the sale of shares of our common stock covered by this prospectus.

We or the Selling Security Holders may solicit offers to purchase securities directly from the public from time to time. We or the Selling Security Holders may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will set forth, as applicable, the number of shares being offered and the terms of the offering, including the name of any underwriter, broker, dealer or agent, the purchase price paid by any underwriter, any discounts, commissions, concessions and other items constituting compensation, the proposed price, to the public and any other required disclosure. Any agents acting on our or the Selling Security Holders’ behalf will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement. The Selling Security Holders and agents who participate in the distribution of securities pursuant to this prospectus may be deemed to be “underwriters” as that term is defined under Section 2(11) of the Securities Act. As a result, any profits of the sale of shares, of our securities and any discounts, commissions or concessions received by any such agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The aggregate proceeds to the Selling Security Holders from the sale of the shares of our common stock offered by the Selling Security Holders hereby will be the purchase price of such shares, less discounts, commissions and concessions, if any. We will not receive any of the proceeds of the sale of shares of our common stock by the Selling Security Holders. The Selling Security Holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We do not assure you that the Selling Security Holders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale using Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, we or the Selling Security Holders may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We or the Selling Security Holders may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the Selling Security Holders sell securities to underwriters, we or the Selling Security Holders, as applicable, may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and the Selling Security Holders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we may pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We or the Selling Security Holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus (in the case of us) or covered by this prospectus (in the case of the Selling Security Holders) to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the Selling Security Holders or borrowed from us or the Selling Security Holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the Selling Security Holders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We or the Selling Security Holders may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions the Selling Security Holders and we may pay for soliciting these contracts.

Underwriters, brokers, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the Selling Security Holders, to indemnification by us or the Selling Security Holders against certain liabilities, including liabilities under the Securities Act. Pursuant to the registration rights agreement between us and the Selling Security Holders, we and the Selling Security Holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

In connection with any underwritten offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Selling Security Holders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by Selling Security Holders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of Selling Security Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

Matters Relating to the Offering and Market-Making Resales

Except for our common stock, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. Other than our common stock, we may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may also make a market in those securities. However, no underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of any securities offered by us will be required to be paid in immediately available funds in New York City.

In this prospectus, the terms “this offering” means the initial offering of the securities made in connection with their original issuance by GulfMark Offshore, Inc. and the secondary offering of shares of common stock by the Selling Security Holders. This term does not refer to any subsequent resales of securities in market-making transactions.

Transfer Restrictions

As required under the Membership Interest and Stock Purchase Agreement dated May 28, 2008 between the Company, the Selling Security Holders, and others (a copy of which we filed as exhibit 10.6 to our quarterly report on Form 10-Q filed July 31, 2008), we entered into a Registration Rights Agreement, dated July 1, 2008 with the Selling Security Holders (the “Registration Rights Agreement”) (a copy of which we filed as exhibit 4.5 to our Current Report on Form 8-K filed on July 7, 2008).

Among other things, Section 4 of the Registration Rights Agreement imposes lock-ups on the transfer of the shares owned by the Selling Security Holders. For a period of seventy-five (75) days following the date of the Registration Rights Agreement, and one hundred eighty (180) days in the case of Larry T. Rigdon and his affiliates, without our prior written consent, no Selling Security Holder may sell, pledge, assign, encumber or otherwise transfer or dispose of any shares to any other person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process of otherwise, except pursuant to a Registration Statement or Piggy-Back Registration Statement (as such terms are defined in the Registration Rights Agreement).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Strasburger & Price, L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of GulfMark Offshore, Inc. and subsidiaries as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 appearing in GulfMark Offshore, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical consolidated financial statements of Rigdon Marine Holdings, L.L.C. included as Exhibit 99.2 in GulfMark Offshore, Inc.’s Current Report on Form 8-K/A filed September 12, 2008, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our website address is www.gulfmark.com. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus or made a part hereof for any purpose. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room and copy charges.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to other documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Some information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents that we have filed or may file with the SEC pursuant to the Securities Exchange Act of 1934 (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008;

•	Proxy Statement on Schedule 14A filed on April 7, 2008;

•	Quarterly Reports on Form 10-Q filed on April 30, 2008 and July 31, 2008;

•	Current Reports on Form 8-K filed on February 28, 2008; March 26, 2008; May 16, 2008; June 9, 2008; July 2, 2008; and July 7, 2008;

•	Current Report on Form 8-K/A filed on September 12, 2008;

•	Description of our common stock included in Item 1 of Form 8-A filed on April 29, 1997; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Whenever after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in a prospectus supplement, or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us that, pursuant to SEC rules, is not deemed “filed” for purposes of the Exchange Act.

Upon your written or oral request, we will provide you with a free copy of any of these filings, and any other information we have incorporated herein by reference. You may request copies by writing or telephoning us at: 10111 Richmond Ave., Suite 340, Houston, Texas 77042, (713) 963-9522, Attention: Edward A. Guthrie.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and sale of the securities being registered hereby, are as follows:

*Securities and Exchange Commission Registration Fee	$17,817
Printing and Engraving Expenses	$80,000
Legal Fees and Expenses	$65,000
Accounting Fees and Expenses	$40,000
Blue Sky Fees and Expenses	$10,000
Transfer Agent Fees and Expenses	$10,000
Miscellaneous	$65,000

Total	$287,817

*	This amount is offset by filing fees in the amount of $18,521.70 that we previously paid as indicated in the fee table.

All of the above expenses, other than the registration fee, are estimates. The Selling Security Holders will be responsible for paying all underwriting discounts and commissions, if any; transfer taxes, if any, attributable to the sale of shares by the Selling Security Holders; and the fees and expenses of their own counsel. The Company shall pay the remainder of the above expenses.

Item 15.	Indemnification of Directors and Officers.

General

Our certificate of incorporation, as amended, provides that we must indemnify our directors, officers and certain other individuals to the full extent permitted by the Delaware General Corporation Law or other applicable laws. We are permitted to enter into agreements with any such person to provide indemnification greater or different than that provided in our certificate of incorporation or Delaware law.

Our certificate of incorporation, as amended, limits the personal liability of our directors to us or our stockholders to the full extent permitted by Delaware General Corporation Law or other applicable laws. The Delaware General Corporation Law currently permits directors to be protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims arising under the federal securities laws.

Any underwriting agreements to be filed or incorporated by reference with this registration statement may contain reciprocal agreements of indemnity between us and the underwriters as to certain liabilities, including liabilities under the Securities Act of 1933, and may provide for indemnification of our directors and officers in certain circumstances.

Indemnification and Insurance

Delaware corporations may indemnify their directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation, as amended, provides that we shall indemnify, to the full extent permitted by the Delaware General Corporation Law or any other applicable law, each of our current and former directors, officers, employees and certain agents, and each person who, at the request of the board of directors or an officer, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. Significant payments by us in settlement of a claim or in satisfaction of a judgment against any of our officers, directors or other indemnified individuals, as required by these provisions and if permitted by Delaware law, could materially reduce our assets.

We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification, and there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted by our certificate of incorporation, as amended, or Delaware law.

Elimination of Liability in Certain Circumstances

Our certificate of incorporation, as amended, protects our directors against monetary damages for breach of the duty of care to the full extent permitted by the Delaware General Corporation Law or other applicable laws. These provisions do not eliminate the directors’ duty of care. Under these provisions, neither we nor our stockholders may assert a claim for money damages against a director for certain breaches of fiduciary duty, including claims in connection with possible takeover proposals. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. The provisions of the Delaware General Corporation Law do not affect the directors’ responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws. Those provisions apply to our officers only if they are directors and are acting in their capacity as directors, and do not apply to officers who are not directors.

Directors will remain subject to liability for the following:

•	breach of a director’s duty of loyalty to us and our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	transactions from which a director derives improper personal benefit; and

•	unlawful dividends or unlawful stock repurchases or redemptions.

Item 16.	Exhibits.

(a) Exhibits

Exhibit No	Description	Documents

1.1	Underwriting Agreement (Common Stock, Preferred Stock, and/or Warrants)	To be filed by amendment or subsequently incorporated by reference
1.2	Underwriting Agreement (Debt Securities)	To be filed by amendment or subsequently incorporated by reference
4.1	Certificate of Incorporation, dated December 4, 1996	Filed herewith
4.2	Certificate of Amendment of Certificate of Incorporation, dated March 6, 1997	Filed herewith
4.3	Certificate of Amendment of Certificate of Incorporation, dated May 24, 2002	Filed herewith
4.4	Bylaws, dated December 6, 1996	Incorporated by reference to Exhibit 3.3 of our Registration Statement on Form S-4, Registration No. 333-24141 filed on March 28, 1997

Exhibit No	Description	Documents

4.5	Amendment No. 1 to Bylaws	Incorporated by reference to Exhibit 3.1 to our Form 8-K/A filed on September 17, 2007
4.6	Specimen Certificate for the Company’s Common Stock, $0.01 par value	Incorporated by reference to Exhibit 4.2 of the Form S-1 Registration No. 333-31139, filed July 11, 1997
4.7	Indenture, dated as of July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014	Incorporated by reference to Exhibit 4.4 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004
4.8	Form of Debt Securities Indenture	To be filed by amendment or subsequently incorporated by reference
4.9	Form of Note for Debt Securities	To be filed by amendment or subsequently incorporated by reference
4.10	Form of Certificate of Designations for Preferred Stock	To be filed by amendment or subsequently incorporated by reference
4.11	Form of Preferred Stock Certificate	To be filed by amendment or subsequently incorporated by reference
4.12	Form of Warrant Agreement	To be filed by amendment or subsequently incorporated by reference
4.13	Form of Warrant Certificate	To be filed by amendment or subsequently incorporated by reference
4.14	Registration Rights Agreement	Incorporated by reference to Exhibit 4.5 on Form 8-K, filed on July 7, 2008
5.1	Opinion of Strasburger & Price, L.L.P. as to the legality of the securities	Filed herewith
12.1	Computation of ratio of earnings to fixed charges	Filed herewith
23.1	Consent of Strasburger & Price, L.L.P.	Included in Exhibit 5.1 filed herewith
23.2	Consent of UHY LLP	Filed herewith
23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith
24.1	Power of Attorney	Included on Page II-7
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities Indenture	Filed herewith

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1) (iii) do not apply if this registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That for the purpose of determining liability of the registrant under the Securities Act of the 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 12, 2008.

GULFMARK OFFSHORE, INC.

By:	/s/ Edward A. Guthrie
Edward A. Guthrie
Executive Vice President-Finance, Chief Financial Officer, and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bruce A. Streeter and Edward A. Guthrie, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act which relates to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce A. Streeter Bruce A. Streeter	President, Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2008

/s/ Edward A. Guthrie Edward A. Guthrie	Executive Vice President — Finance, Chief Financial Officer, and Secretary (Principal Financial Officer)	September 11, 2008

John E. (Gene) Leech	Executive Vice President — Operations	September , 2008

/s/ Quintin V. Kneen Quintin V. Kneen	Vice President — Finance	September 11, 2008

/s/ Carla S. Mashinski Carla S. Mashinski	Vice President — Accounting & Chief Accounting Officer, and Assistant Secretary (Principal Accounting Officer)	September 11, 2008

/s/ Peter I. Bijur Peter I. Bijur	Director	September 11, 2008

/s/ David J. Butters David J. Butters	Director	September 11, 2008

/s/ Marshall A. Crowe Marshall A. Crowe	Director	September 11, 2008

/s/ Louis S. Gimbel, 3rd Louis S. Gimbel, 3rd	Director	September 11, 2008

/s/ Sheldon S. Gordon Sheldon S. Gordon	Director	September 11, 2008

Signature	Title	Date

/s/ Robert B. Millard Robert B. Millard	Director	September 11, 2008

/s/ Robert T. O’Connell Robert T. O’Connell	Director	September 11, 2008

/s/ Rex C. Ross Rex C. Ross	Director	September 11, 2008

/s/ Larry T. Rigdon Larry T. Rigdon	Director	September 11, 2008

EXHIBIT INDEX

Exhibit No	Description	Documents

1.1	Underwriting Agreement (Common Stock, Preferred Stock, and/or Warrants)	To be filed by amendment or subsequently incorporated by reference
1.2	Underwriting Agreement (Debt Securities)	To be filed by amendment or subsequently incorporated by reference
4.1	Certificate of Incorporation, dated December 4, 1996	Filed herewith
4.2	Certificate of Amendment of Certificate of Incorporation, dated March 6, 1997	Filed herewith
4.3	Certificate of Amendment of Certificate of Incorporation, dated May 24, 2002	Filed herewith
4.4	Bylaws, dated December 6, 1996	Incorporated by reference to Exhibit 3.3 of our Registration Statement on Form S-4, Registration No. 333-24141 filed on March 28, 1997
4.5	Amendment No. 1 to Bylaws	Incorporated by reference to Exhibit 3.1 to our Form 8-K/A filed on September 17, 2007
4.6	Specimen Certificate for the Company’s Common Stock, $0.01 par value	Incorporated by reference to Exhibit 4.2 of the Form S-1 Registration No. 333-31139, filed July 11, 1997
4.7	Indenture, dated as of July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014	Incorporated by reference to Exhibit 4.4 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004
4.8	Form of Debt Securities Indenture	To be filed by amendment or subsequently incorporated by reference
4.9	Form of Note for Debt Securities	To be filed by amendment or subsequently incorporated by reference
4.10	Form of Certificate of Designations for Preferred Stock	To be filed by amendment or subsequently incorporated by reference
4.11	Form of Preferred Stock Certificate	To be filed by amendment or subsequently incorporated by reference
4.12	Form of Warrant Agreement	To be filed by amendment or subsequently incorporated by reference
4.13	Form of Warrant Certificate	To be filed by amendment or subsequently incorporated by reference
4.14	Registration Rights Agreement	Incorporated by reference to Exhibit 4.5 on Form 8-K, filed on July 7, 2008
5.1	Opinion of Strasburger & Price, L.L.P. as to the legality of the securities	Filed herewith
12.1	Computation of ratio of earnings to fixed charges	Filed herewith
23.1	Consent of Strasburger & Price, L.L.P.	Included in Exhibit 5.1 filed herewith
23.2	Consent of UHY LLP	Filed herewith
23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith
24.1	Power of Attorney	Included on Page II-7
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities Indenture	Filed herewith